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Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

Among

NCE Acquisition, Inc.

EXCO Resources, Inc.

and

North Coast Energy, Inc.

and

Nuon Energy & Water Investments, Inc.

Amended and Restated in its entirety
as of December 4, 2003

i

4.30	Operating Agreements	26
4.31	Sales Agreement and Calls	26
4.32	Prepayments	27
4.33	Earn-out Payments	27
4.34	Governmental Permits	27
4.35	Royalties	27
4.36	Safety and Health	27
4.37	Outstanding Capital Commitment and Property Costs	27
4.38	Natural Gas Imbalances	28
4.39	Bank Debt	28
4.40	Adjusted Working Capital	28
4.41	Representations Complete	28
4.42	Transaction Expenses	28
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER	29
5.1	Organization and Qualification; Subsidiaries	29
5.2	Authorization	29
5.3	No Conflicts	30
5.4	Consents and Approvals	30
5.5	Seller Balance Sheet	30
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	30
6.1	Organization and Power	30
6.2	Authorization	31
6.3	No Conflicts	31
6.4	Consents and Approvals	31
6.5	Financing of the Offer and the Merger	31
6.6	Brokers and Finders	31
ARTICLE VII	COVENANTS AND AGREEMENTS	32
7.1	Conduct of Business Between Signing and the Effective Time	32
7.2	Mutual Covenants	34
7.3	Access to Information; Confidentiality	35
7.4	Approval of Company Stockholders	36
7.5	Public or Stockholder Communications	37
7.6	Indemnification by Parent or Surviving Corporation	37
7.7	Employee Matters	38
7.8	Post-Offer Agreements	39
7.9	Parent Covenants Concerning Purchaser	39
7.10	Acquisition Proposals	39
7.11	Section 338(h)(10) Election	40
7.12	Tax Matters	43
7.13	Seller's Deposit with Escrow Agent	47
ARTICLE VIII	CONDITIONS TO THE MERGER	47
8.1	Conditions	47
ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER	47
9.1	Termination	47
9.2	Effect of Termination	48
9.3	Fees and Expenses	48

ii

9.4	Amendment	49
9.5	Extension; Waiver	49
ARTICLE X	GENERAL PROVISIONS	50
10.1	Nonsurvival of Representations and Warranties	50
10.2	Notices	50
10.3	Binding Effect	51
10.4	Headings	51
10.5	Appendices and Disclosure Schedules	51
10.6	Counterparts	51
10.7	Governing Law	51
10.8	Pronouns	51
10.9	Time Periods	51
10.10	No Strict Construction	51
10.11	Entire Agreement	52
10.12	Severability	52
Exhibit A—Form of Option Surrender Agreement
Exhibit B—Form of Warrant Relinquishment and Release Agreement
Exhibit C—Form of Stock Tender Agreement
Exhibit D—Form of Escrow Agreement
Exhibit E—Form of Unconditional Guaranty Agreement
Exhibit F—Form of Seller's Counsel Legal Opinion
Exhibit G—Form of Irrevocable Instruction of Seller to Paying Agent

iii

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of November 26, 2003 and amended and restated in its entirety as of December 4, 2003, by and among EXCO Resources, Inc., a Texas corporation ("Parent"), NCE Acquisition, Inc., a Delaware corporation and subsidiary of Parent ("Purchaser"), North Coast Energy, Inc., a Delaware corporation (the "Company"), and, solely for purposes of Article V, Sections 7.1.2, 7.1.3, 7.11, 7.12, 7.13 and Article X of this Agreement, Nuon Energy & Water Investments, Inc., a Delaware corporation (the "Seller"), (the "Agreement").

RECITALS:

        WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, pursuant to this Agreement, Purchaser has agreed to commence a tender offer (the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the "Common Shares") of the Company (the "Company Stock"), at a price equal to the Per Share Amount;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has, on the terms and subject to the conditions set forth herein, (i) approved the Offer, and (ii) adopted this Agreement and is recommending that the Company's stockholders accept the Offer, tender their shares of Company Stock to Purchaser and approve this Agreement;

        WHEREAS, the respective Board of Directors of Purchaser and the Company Board have approved the merger of Purchaser with and into the Company, upon the terms and subject to the conditions set forth in this Agreement, as a result of which each of the issued and outstanding shares of Company Stock not owned directly or indirectly by Parent, Purchaser or the Company or constituting Dissenting Shares will be converted into the right to receive the Per Share Amount in cash (the "Merger");

        WHEREAS, the Board of Directors of the Seller has approved Seller's becoming a party to this Agreement with respect to Article V, Sections 7.1.2, 7.1.3, 7.11, 7.12, 7.13 and Article X of the Agreement;

        WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Purchaser and the Company agree as follows:

ARTICLE I
DEFINITIONS

        1.1    Definitions.    When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

        "338(h)(10) Election" shall have the meaning set forth in Section 7.11(a).

        "338(h)(10) Tax Contest" shall have the meaning set forth in Section 7.11(f).

        "338(h)(10) Tax Schedule" shall have the meaning set forth in Section 7.11(e).

        "Accountants" shall mean Ernst & Young, LLP unless employed, hired or retained by either Parent, the Company or Seller after the date hereof, then the parties shall select a mutually agreeable independent "Big Four" accounting firm.

        "Acquisition Proposal" shall mean any proposed (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise of any assets of the Company or its Subsidiaries representing 25% or more of the consolidated assets of the Company and its Subsidiaries, (iii) transaction in which any Person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 25% or more of the outstanding shares of Company Stock, (iv) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or any of its Subsidiaries whose business constitutes 25% or more of the consolidated assets of the Company and its Subsidiaries, or (v) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the transactions contemplated by this Agreement.

        "Action" shall mean any litigation, suit, claim, action, proceeding or investigation.

        "AFE" is defined in Section 7.1.1(p).

        "Affiliate" of any person means any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned person; and for purposes hereof the term "control" means the possession, directly or indirectly or as a trustee, executor or administrator, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or other securities, by contract or otherwise.

        "Agreement" means this Agreement and Plan of Merger dated as of November 26, 2003 and amended and restated as of December 4, 2003.

        "Benefit Plans" is defined in Section 4.11.

        "Best Efforts" means commercially reasonable efforts.

        "business days" means any day on which banks are not required or authorized to close in New York, New York.

        "Canceled Shares" is defined in Section 3.6.2.

        "Certificate of Merger" means the Certificate of Merger to be filed with the Secretary of State of Delaware to effect the Merger.

        "Certificates" is defined in Section 3.7.2.

        "Claim" is defined in Section 7.6.2.

        "Closing Date" is defined in Section 7.11(b).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Combined Pre-Closing Tax Returns" shall mean any Tax Returns required by applicable Tax Law to be filed with respect to the Company or any of its Subsidiaries on a consolidated, combined or unitary basis together with Seller as the common parent with respect to Pre-Closing Tax Periods and Straddle Periods other than Federal Consolidated Tax Returns, Pre-Closing Tax Returns, Straddle Returns and Other 338(h)(10) Income Tax Returns.

        "Common Shares" is defined in the Recitals.

        "Commonly Controlled Entity" is defined in Section 4.11.

        "Company" means North Coast Energy, Inc., a Delaware corporation.

        "Company Board" is defined in the Recitals.

        "Company Disclosure Schedule" is defined in the introductory paragraph to Article IV.

        "Company Expenses" is defined in Section 9.3(d).

        "Company Stock" is defined in the Recitals.

        "Company Taxes" shall have the meaning set forth in Section 7.12(a).

        "Company Tax Schedule" shall have the meaning set forth in Section 7.12(b).

        "Confidentiality Agreement" is defined in Section 7.3.1.

        "Consent" is defined in Section 4.5.

        "Continuing Directors" is defined in Section 2.2.4.

        "Delaware Law" means the General Corporation Law of the State of Delaware.

        "Dissenting Shares" is defined in Section 3.8.

        "Effective Time" is defined in Section 3.2.

        "Encumbrance" means any equitable interest, easement, lien, encumbrance, option, pledge, security interest, or right of first refusal except those imposed by and pursuant to applicable federal and state securities laws.

        "ERISA" means The Employee Retirement Income Security Act of 1974, as amended.

        "Environmental Laws" means any United States federal, state or local Laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment.

        "Escrow Agent" means Citibank, N.A.

        "Estimated Proved Reserves" is defined in Section 4.18.

        "Events" is defined in Appendix A.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time (including the rules and regulations promulgated thereunder).

        "Expense Fee" is defined in Section 9.3.

        "Expiration Date" is defined in Section 2.1.2.

        "Federal Consolidated Tax Returns" shall have the meaning set forth in Section 7.12(a).

        "Final Valuation" shall have the meaning set forth in Section 7.11(c).

        "GAAP" is defined in Section 4.7.

        "Governmental Entity" means any domestic, foreign, federal, state, local or other governmental, administrative or regulatory authority of any nature (including any governmental agency, department, official or entity and any court or other tribunal).

        "Guaranty Agreement" means the Unconditional Guaranty Agreement between EXCO Resources, Inc., a Texas corporation, and n.v. Nuon, a Dutch company with limited liability.

        "Hazardous Substances" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law.

        "Indemnified Party" is defined in Section 7.6.2.

        "Intellectual Property" means (i) patents and patent applications, (ii) trademarks, service marks, trade dress, trade names, trademark registrations and trademark applications, (iii) copyrighted works, copyrights, copyright registrations and copyright applications, (iii) Internet domain names and websites, (iv) computer software (other than licensed software generally available to the public), and (v) confidential and proprietary information, including trade secrets and know-how.

        "Initial Tax Return Date" is defined in Section 7.11(e).

        "knowledge of the Company" means the actual knowledge of any executive officer of the Company.

        "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code or order.

        "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, filings, qualifications, privileges and similar consents issued by any Governmental Entity.

        "Lien" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any assignment or deposit arrangement in the nature of a security device).

        "Material Adverse Effect on the Company" means, with respect to a particular event, change or condition applicable to the Company or its Subsidiaries, such event, change or condition that individually or in the aggregate, together with all similar events, changes or conditions is or is reasonably likely to be materially adverse to the business, operations or financial condition of the Company and its Subsidiaries taken as a whole, but shall not mean any adverse effect caused by (i) changes in the economy, the industry in which the Company and its Subsidiaries conduct business or the securities markets generally (including legal or regulatory changes), (ii) any change in the market price or trading volume of the Company's stock after the date hereof; or (iii) the announcement or existence of the transactions contemplated by this Agreement, including, but not limited to the Offer or the Merger.

        "Material Contract" is defined in Section 4.15.

        "Merger" is defined in the Recitals.

        "Merger Consideration" is defined in Section 3.7.1.

        "Minimum Condition" is defined in Appendix A.

        "Multiemployer Plan" is defined in Section 4.11(g).

        "Multiple Employer Plan" is defined in Section 4.11(g).

        "Notice of Superior Proposal" is defined in Section 7.10.

        "Offer" is defined in the Recitals.

        "Offer Documents" is defined in Section 2.1.1.

        "Offeror" is defined in Section 2.1.1.

        "Oil and Gas Agreements" means the following types of agreements or contracts to which the Company or any of its Subsidiaries is a party, whether as an original party, by succession or assignment or otherwise: oil and gas leases, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, and agreements restricting the Company or any of its Subsidiaries' ability to operate, obtain, explore for or develop interests in a particular geographic area.

        "Oil and Gas Interests" when used with respect to the Company, means any direct and indirect interests in and rights with respect to hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, partnership interests, joint venture interests, participating interests, production payments, operating rights, net profits interests, other nonworking interests and nonoperating interests, and all revenues therefrom and all contracts in connection therewith and claims and right thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions, all easements, rights of way, licenses, permits, leases and other interests associated with, appurtenant to or necessary for the operation of any of the foregoing, and all interests in equipment and machinery (including tanks, batteries, pipelines and gathering systems), pumps, compressor stations, water plants and disposal wells, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to or necessary for the operation of any of the foregoing.

        "Options" is defined in Section 2.3.

        "Other 338(h)(10) Income Tax Returns" shall mean any state, local and foreign income tax return that is required to be filed with respect to the Company or any of its Subsidiaries that reports the deemed sale by Seller that occurs on the Closing Date as a result of the 338(h)(10) Election and the transactions contemplated herein.

        "Other Tax Contests" shall have the meaning set forth in Section 7.12(h).

        "Outstanding Options" is defined in Section 2.3.

        "Outstanding Warrants" is defined in Section 2.3.1.

        "Paying Agent" is defined in Section 3.7.1.

        "Parent" means EXCO Resources, Inc., a Texas corporation.

        "Permits" is defined in Section 4.34.

        "Permitted Encumbrances" means:

          (a)   lessors' royalties, overriding royalties, reversionary interests and similar burdens of record on or deductions from the proceeds of production which operate to reduce the net revenue interests of any Company in production from any well or lease;

          (b)   division orders and sales contracts terminable without penalty upon notice to the purchaser and any division orders and sales contracts of longer duration which are not material in relation to the wells or leases;

          (c)   preferential rights to purchase and required third-party consents and similar agreements which are not applicable to the transfer of the Oil and Gas Interests or with respect to which waivers or consents are obtained from the appropriate parties or for which the appropriate time period for asserting the right has expired without an exercise of the right;

          (d)   liens for taxes or assessments not yet delinquent or, if delinquent, which are being contested in good faith by appropriate action;

          (e)   materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business (i) if they have not been filed pursuant to any applicable Law, or (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by any applicable Law or the validity of which is being contested in good faith by appropriate action;

          (f)    all rights to consent by, required notices to, filing with or other actions by any Governmental Entity in connection with the sale or conveyance of leases or interests therein which are not applicable to transfer of the Oil and Gas Interests, or if they are customarily obtained subsequent to the sale or conveyance thereof;

          (g)   conventional rights of reassignment requiring less than 90 days' notice to the holders of the rights;

          (h)   easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations;

          (i)    all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting such properties and assets which do not interfere materially with the operation, value or use of such properties and assets taken as a whole;

          (j)    all rights reserved to or vested in any Governmental Entity to control or regulate any of the property or the Company in any manner, and all applicable Laws;

          (k)   any encumbrance on or affecting such properties and assets which is discharged at or prior to the Effective Time; and

          (l)    the terms and conditions of existing contracts with respect to such properties and assets, including, but not limited to any and all operating agreements.

        "Per Share Amount" means the cash price per share of Company Stock at which the Offer and the Merger shall be consummated. Except by reason of any adjustment under the last sentence hereof to the Per Share Amount exchangeable in the Merger, which adjustment occurs after the consummation of the Offer, the parties agree that the Per Share Amount exchangeable in the Merger shall be equal to the Per Share Amount paid pursuant to the Offer. Upon the execution of this Agreement, the Per Share Amount shall be $10.75, and such initial Per Share Amount shall be adjusted only in accordance with the following provisions. Parent shall have the right to increase the Per Share Amount in effect hereunder at any time. The Per Share Amount payable in connection with the Offer shall automatically be adjusted appropriately for any stock dividend, split or any combination or reclassification in respect of Company Stock occurring after the date hereof and prior to the date of consummation of the Offer. The Per Share Amount exchangeable in connection with the Merger shall automatically be adjusted appropriately for any stock dividend, split or any combination or reclassification in respect of the shares of Company Stock occurring after the date hereof and prior to the Effective Time.

        "Person" or "person" shall include individuals, corporations, limited liability companies partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

        "Post-Closing Tax Period" shall mean any Tax period beginning on or after the Closing Date.

        "Post-Closing Tax Return" shall mean any Tax Return required to be filed with respect to the Company or any of its Subsidiaries with respect to a Post-Closing Tax Period, other than Federal Consolidated Tax Returns, Other 338(h)(10) Income Tax Returns and Straddle Returns.

        "Pre-Closing Tax Period" shall mean any Tax periods or portions thereof ending on or before the Closing Date.

        "Pre-Closing Tax Return(s)" shall mean any Tax Return(s) required to be filed with respect to the Company or any of its Subsidiaries, in which Seller does not join and which is filed separately from Seller, with respect to a Pre-Closing Tax Period, other than Federal Consolidated Tax Returns, Combined Pre-Closing Tax Returns and Other 338(h)(10) Income Tax Returns.

        "Preferred Stock" is defined in Section 4.2.

        "Properties" shall mean (i) all oil, natural gas and mineral rights, interests and estates owned by the Company or its Subsidiaries, whether legal, beneficial or equitable, recorded or unrecorded, including, but not limited to oil, natural gas and mineral leases and the leasehold estates created thereby, fee surface or mineral interests, royalty interests, overriding royalty interests, net profits interests, production payments, rights in and to any pooled or unitized acreage and the production therefrom, other payments out of or measured by the value of oil and natural gas production, carried interests, options, subleases and rights in and to any oil and natural gas wells and all related real property interests, facilities and equipment and the production therefrom, (ii) all right, title and interest of the Company or any of its Subsidiaries in or to all easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights relating to the foregoing and (iii) all oil, natural gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom, together with all minerals produced in association with these substances in and under and which may be produced and saved from or attributable to the foregoing and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto.

        "Proxy Statement" is defined in Section 7.4.3.

        "Purchaser" means NCE Acquisition, Inc., a Delaware corporation.

        "Redetermined 338(h)(10) Taxes" shall have the meaning set forth in Section 7.11(f).

        "Redetermined Company Taxes" shall have the meaning set forth in Section 7.12(h).

        "Reserve Report" is defined in Section 4.18.

        "RWB" means, Robert W. Baird & Co. Incorporated, financial advisor to the Company.

        "Schedule 14D-9" is defined in Section 2.2.1.

        "Schedule TO" is defined in Section 2.1.1.

        "Schlumberger" is defined in Section 4.18.

        "SEC" means the Securities and Exchange Commission.

        "Seller Other Taxes" shall mean any Taxes attributable only to the income and expense of Seller and its Subsidiaries (excluding the Company and its Subsidiaries) due with respect to Federal Consolidated Tax Returns, Other 338(h)(10) Income Tax Returns and Combined Pre-Closing Tax Returns, excluding in all cases 338(h)(10) Taxes and Company Taxes.

        "Seller Other Tax Contest" is defined in Section 7.12(g).

        "SEC Reports" is defined in Section 4.7.

        "Securities Act" means the Securities Act of 1933, as amended from time to time (including the regulations promulgated thereunder).

        "Seller" means Nuon Energy & Water Investments, Inc.

        "Signing Balance Sheet" is defined in Section 5.5.

        "Stock Plans" is defined in Section 2.3.

        "Stockholders' Meeting" is defined in Section 7.4.1.

        "Straddle Period" shall mean a Tax period beginning before and ending after the Closing Date.

        "Straddle Return" shall mean a Tax Return required to be filed with respect to the Company or any of its Subsidiaries, in which Seller does not join and which is filed separately from Seller, for a Straddle Period other than Combined Pre-Closing Tax Returns, Federal Consolidated Tax Returns and Other 338(h)(10) Income Tax Returns.

        "Subsidiary" or "Subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the voting power in the election of the governing body of such legal entity.

        "Superior Proposal" means an unsolicited bona fide Acquisition Proposal that in the exercise of its fiduciary obligations the Company Board determines in good faith, after consultation with its financial advisors, to be reasonably likely to result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement. In reaching such good faith determination, the Company Board will take into account all aspects of the Acquisition Proposal, including the terms, price and whether the Acquisition Proposal includes definite financing. For purposes of defining "Superior Proposal", all references in the definition of Acquisition Proposal to "25%" shall be deemed to be references to "75%."

        "Surviving Corporation" is defined in Section 3.1.

        "Tax" or "Taxes" all taxes, charges, fees, levies, tariffs, imposts or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, including any estimated payments of such taxes, imposed by any Governmental Entity, including any interest, penalties or additions thereto.

        "Tax Contest" shall have the meaning set forth in Section 7.11(f).

        "Tax Return" means any report, return, statement, declaration, estimate, form, or other information or document required to be supplied to a taxing authority in connection with Taxes.

        "Tender Offer Conditions" is defined in Section 2.1.1.

        "Trademarks" is defined in Section 4.16.

        "Transition Period" is defined in Section 7.7.

        "Termination Fee" is defined in Section 9.3(b).

        "Unaffiliated Directors" is defined in Section 2.2.4.

        "Valuation" shall have the meaning set forth in Section 7.11(c).

        "Violation" is defined in Section 4.4.

        "Voting Debt" is defined in Section 4.2.

        "Warrants" is defined in Section 2.3.1.

ARTICLE II
THE OFFER

        2.1    The Offer.

          2.1.1    General Terms.    Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof and none of the events set forth in Appendix A hereto (the "Tender Offer Conditions") shall have occurred, as promptly as practicable and in no event later than December 5, 2003, Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to purchase all outstanding shares of Company Stock at the Per Share Amount, and shall, after affording the Company a reasonable opportunity to review and comment thereon, file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") and all other necessary documents with the SEC and make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, in each case in connection with the Offer (the "Offer Documents") and shall use Best Efforts to consummate the Offer, subject to the terms and conditions thereof. For purposes of this Article 2, the party which makes the Offer, whether Parent or Purchaser, shall be referred to as the "Offeror." The obligation of the Offeror to accept for payment or pay for any shares of Company Stock tendered pursuant to the Offer will be subject only to the satisfaction of the conditions set forth in Appendix A hereto.

          2.1.2    Securities Law Compliance.    Without the prior written consent of the Company, the Offeror shall not decrease the Per Share Amount or change the form of consideration payable in the Offer, decrease the number of shares of Company Stock sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of shares of Company Stock. The Offer shall expire at 12:00 midnight ET on the later of (i) the 20th business day following the commencement of the Offer or (ii) January 23, 2004; provided, however, Offeror may, without the consent of the Company, extend the Offer to a date not later than January 30, 2004 (such expiration date of the Offer as it may be extended pursuant to this Section 2.1.2 being the "Expiration Date"). Notwithstanding the foregoing, the Offeror may, without the consent of the Company, (a) extend, for a period not to exceed 10 business days, the Offer beyond the Expiration Date, if any of the conditions to the Offeror's obligation to accept payment for shares of Company Stock, shall not be satisfied or waived, (b) extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof, applicable to the Offer, or (c) extend the Offer for an aggregate period of time not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (a) or (b) of this sentence, if, as of such date all of the conditions to the Offeror's obligations to accept payment for the Common Shares are satisfied or waived, but the number of Common Shares validly tendered and not withdrawn pursuant to the Offer equals 80% or more, but less than 90% of the outstanding Common Shares (including any and all Common Shares subject to Options). The Offeror hereby agrees that the Company may cause the Offeror to extend the Offer if, as of any Expiration Date, all of the Tender Offer Conditions are not satisfied, but the Company determines that such conditions are reasonably capable of being satisfied. In such event, the Offeror shall, at the Company's request, extend the Offer for an aggregate period of not more than 10 business days. Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of any Expiration Date, the Offeror will accept for payment and pay for all shares of Company Stock validly tendered and not validly withdrawn pursuant to the Offer. Without the prior written consent of the Company, the Offeror shall not accept for payment or pay for any shares of Company Stock in the Offer if, as a result, the Offeror would acquire less than the number of shares of Company Stock necessary to satisfy the Minimum Condition.

          2.1.3    Offer Documents.    Parent and Purchaser represent that the Offer Documents will comply in all material respects with applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Offeror further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

        2.2    Company Actions.

          2.2.1    Company Board.    The Company shall, after affording Parent a reasonable opportunity to review and comment thereon, file with the SEC and mail to the holders of shares of Company Stock, as promptly as practicable on the date of the filing by the Offeror of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") reflecting the recommendation of the Company Board that holders of shares of Company Stock tender all Common Shares pursuant to the Offer and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and the Company hereby represents, that the Company Board, at a meeting duly called and held at which a quorum was present throughout, has (a) determined by a vote of all of its directors in attendance that each of the transactions contemplated hereby, including each of the Offer and the Merger, is fair to and in the best interests of the Company and its stockholders, (b) approved, adopted and declared advisable this Agreement and the Merger in accordance with the Delaware Law, (c) recommended acceptance of the Offer and approval of this Agreement by the Company's stockholders (if such approval is required by applicable Law), (d) resolved to recommend that the holders of Company Stock accept the Offer and tender their shares pursuant to the Offer, and (e) taken all other action necessary to render Article IX of the Company's Amended Certificate of Incorporation and Section 203 of the Delaware Law, inapplicable to the Offer and the Merger; provided, however, that such recommendation and approval may be withdrawn, modified or amended in accordance with Section 7.10. The Company further represents that, prior to the execution hereof, RWB, has delivered to the Company Board its written opinion to the effect that, as of the date of this Agreement, the Per Share Amount to be received by the holders of Common Shares (other than Parent and its Affiliates) pursuant to the Offer and the Merger is fair, from a financial point of view, to the such holders. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board described in this Section 2.2.1.

          2.2.2    Offer Documents.    The Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of shares of Company Stock, in each case, as and to the extent required by applicable federal securities laws.

          2.2.3    Stockholder Lists.    In connection with the Offer, the Company will promptly furnish the Offeror with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Common Shares as of the most recent practicable date and shall furnish the Offeror with such additional available information (including, but not limited to, updated lists of holders of Common Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owners lists) and such other assistance as the Offeror or its agents may reasonably request in communicating the Offer to the Company's record and beneficial stockholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, the Offeror and its Affiliates shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

          2.2.4    Directors.

            (a)   Subject to compliance with applicable Law, promptly upon the payment by the Offeror for shares of Company Stock pursuant to the Offer representing at least such number of shares of Company Stock as shall satisfy the Minimum Condition, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or its Affiliates bears to the total number of Common Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that at all times prior to the Effective Time, the Company shall use its Best Efforts to ensure that at least two (2) members of the Company Board as of the date hereof shall remain as directors (the "Continuing Directors"). If, prior to the Effective Time, the number of Continuing Directors shall be reduced below two (2) because of death, disability or resignation, the remaining Continuing Director shall be entitled to designate an individual to fill the resulting vacancy, and such individual shall thereupon be deemed to be a Continuing Director. If the vacancy is not or cannot be filled by the remaining Continuing Director, Parent shall cause such vacancy or vacancies to be filled by an individuals(s) who are not officers, directors, designees or Affiliates of either Parent or Purchaser ("Unaffiliated Directors").

            (b)   The Company shall promptly take all actions required by this Section 2.2.4 pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 2.2.4 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such section and rule in order to fulfill its obligations under this Section 2.2.4. Parent will supply to the Company any information with respect to itself and its officers, directors and Affiliates required by such section and rule.

            (c)   Notwithstanding anything in this Agreement to the contrary, the affirmative vote of a majority of the Continuing Directors and Unaffiliated Directors shall be required to (i) amend or otherwise modify the Certificate of Incorporation or By-laws of the Company, (ii) approve any amendment, modification or waiver by the Company of any of the provisions of this Agreement, or (iii) approve any other action of the Company that materially adversely affects the interests of the stockholders of the Company (other than Parent and Purchaser).

        2.3    Treatment of Options.    Following the execution of this Agreement, the Company shall use its Best Efforts to cause all holders (and such holders' spouses, if required by applicable law) of any and all outstanding stock options or similar rights (the "Options") heretofore granted under any stock option or similar plan of the Company (the "Stock Plans") to execute prior to the Expiration Date an Option Surrender Agreement (herein so called) in the form attached hereto as Exhibit A. On the date Offeror pays for any shares of Company Stock tendered pursuant to the Offer, Offeror shall cause the Paying Agent to pay to such holders who have previously delivered an Option Surrender Agreement the cash amount equal to the product of (i) the total number of Common Shares subject to such Option (irrespective of whether such option is then exercisable) and (ii) the amount, if any, by which the Per Share Amount exceeds the exercise or strike price per Common Share subject to such Option, less any required withholding taxes. In the event that any holder of an Option fails to deliver an Option Surrender Agreement prior to the Expiration Date, the Company shall use its Best Efforts to cause such holder's Options (the "Outstanding Options") to be converted without any action on the part of the holder thereof into the right to receive Merger Consideration upon the exercise of such holder's Options in accordance with, and within the time period prescribed by, the applicable Stock Plan and the holder's stock option agreement(s). The Offeror shall pay, or cause the Paying Agent to pay, to each holder of Outstanding Options, the Merger Consideration, less any required withholding taxes, as promptly as practicable after receiving a valid exercise of such Options by the holder thereof. To the extent that Options are exercised by holders prior to the Effective Time, such holders shall receive certificates evidencing the Shares underlying the Options and may surrender such certificates to the Paying Agent at the Effective Time for payment in cash as provided in Article III hereof. All other Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall terminate as of the Effective Date except with respect to any rights granted prior to the date hereof.

          2.3.1    Treatment of Warrants.    Following the execution of this Agreement, the Company shall use its Best Efforts to cause all holders of any and all outstanding warrants to acquire stock of the Company (the "Warrants") to execute prior to the Expiration Date a Warrant Relinquishment and Release Agreement (herein so called) in the form attached hereto as Exhibit B. On the date Offeror pays for any shares of Company Stock tendered pursuant to the Offer, Offeror shall cause the Paying Agent to pay to such holders who have previously delivered a Warrant Relinquishment and Release Agreement the cash amount equal to the product of (i) the total number of Common Shares subject to such Warrant (irrespective of whether such option is then exercisable) and (ii) the amount, if any, by which the Per Share Amount exceeds the exercise price per Common Share subject to such Warrant, less any required withholding taxes. In the event that any holder of a Warrant fails to deliver a Warrant Relinquishment and Release Agreement prior to the Expiration Date, such holder's Warrants (the "Outstanding Warrants") shall, in accordance with the terms and conditions of the governing warrant agreement(s), be converted without any action on the part of the holder thereof into the right to receive Merger Consideration upon the exercise of such holder's Warrants in accordance with, and within the time period prescribed by, the applicable warrant agreement(s). The Offeror shall pay, or cause the Paying Agent to pay, to each holder of Outstanding Warrants, the Merger Consideration, less any required withholding taxes, as promptly as practicable after receiving a valid exercise of such Warrants by the holder thereof. To the extent that Warrants are exercised by holders prior to the Effective Time, such holders shall receive certificates evidencing the Shares underlying the Warrants and may surrender such certificates to the Paying Agent at the Effective Time for payment in cash as provided in Article III hereof.

ARTICLE III
THE MERGER

        3.1    The Merger.    Subject to the terms and conditions set forth in this Agreement, and in accordance with the applicable provisions of the Delaware Law, at the Effective Time (as hereinafter defined), Purchaser and the Company shall consummate the Merger in which Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall thereupon cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). Subject to the terms and conditions set forth in this Agreement, the parties hereto shall take all action (including executing and delivering all documents) necessary, in accordance with the Delaware Law and their respective certificates of incorporation and by-laws, to cause the Merger to be consummated as soon as is reasonably practicable.

        3.2    Effective Time of the Merger.    The Merger shall be effective at the time when a properly executed Certificate of Merger complying with the Delaware Law is filed with the Secretary of State of the State of Delaware (the "Effective Time").

        3.3    Certificate of Incorporation and By-laws.    Subject to the provisions of Section 3.1 and Section 7.8 hereof, the Certificate of Incorporation of Purchaser as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, unless and until duly amended, altered or repealed; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation shall be amended to read as follows: "The name of the corporation is North Coast Energy, Inc." Subject to the provisions of Section 3.1 and Section 7.8. hereof, the By-laws of Purchaser as in effect at the Effective Time shall be the By-laws of the Surviving Corporation, unless and until duly amended, altered or repealed.

        3.4    Directors.    Subject to applicable Law, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        3.5    Officers.    The individuals specified by Parent prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        3.6    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser or of the holders of shares of Company Stock:

          3.6.1    Shares to be Converted.    Each Common Share issued and outstanding immediately prior to the Effective Time (other than any shares of Company Stock to be canceled pursuant to Section 3.6.2 and any Dissenting Shares) shall be cancelled and shall be converted into the right to receive a cash amount equal to the Per Share Amount.

          3.6.2    Shares to be Canceled.    Each share of Company Stock held in treasury and each Common Share owned by Purchaser or Parent immediately prior to the Effective Time (collectively, the "Canceled Shares") shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          3.6.3    Purchaser Shares to be Exchanged.    Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, $.01 par value per share, of the Surviving Corporation and each certificate evidencing ownership of any such shares of capital stock of Purchaser shall evidence ownership of the same number of shares of Common Stock of the Surviving Corporation.

        3.7    Exchange of Certificates and Cash.

          3.7.1    Deposit of Merger Consideration.    As of the Effective Time, Parent shall deposit, or cause to be deposited, with or for the account of a bank or trust company mutually designated by the parties hereto (the "Paying Agent"), for the benefit of the holders of shares of Company Stock (other than Canceled Shares and Dissenting Shares), for exchange in accordance with this Article III, through the Paying Agent, cash in the aggregate amount required to be exchanged for shares of Company Stock (other than Canceled Shares and Dissenting Shares) pursuant to Section 3.6.1 (the "Merger Consideration"). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration to holders of shares of Company Stock (other than Canceled Shares and Dissenting Shares). The Merger Consideration shall not be used for any other purpose. Any interest, dividends or other income earned on the investment of the Merger Consideration while held by the Paying Agent shall be for the account of Parent.

          3.7.2    Surrender of Certificates; Payment of Merger Consideration.    As soon as reasonably practicable after the Effective Time, Parent will instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares of Company Stock, other than Dissenting Shares and Canceled Shares (the "Certificates") (a) a letter of transmittal that has been approved by the Company in writing prior to the Effective Time, and (b) instructions to effect the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Paying Agent, together with the duly and validly executed letter of transmittal, the holder of record of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of shares of Company Stock evidenced by such Certificate. No interest will be accrued or paid on any cash payable upon surrender of Certificates. In the event of a transfer of ownership of any shares of Company Stock which are not registered in the transfer records of the Company, cash may be paid in accordance with this Article III to a transferee if the Certificate evidencing such shares of Company Stock is presented to the Paying Agent, accompanied by all documents necessary to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.7.2, each Certificate shall be deemed at any time after the Effective Time to evidence, and the holder of the shares of Company Stock evidenced thereby shall have, only the right to receive upon such surrender the appropriate portion of the Merger Consideration; and all other rights of such holder as a stockholder of the Company shall cease at the Effective Time, except as otherwise required by the Delaware Law.

          3.7.3    Termination of Deposit with the Paying Agent.    Any portion of the Merger Consideration deposited with the Paying Agent which remains undistributed to the holders of shares of Company Stock for 270 days after the Effective Time shall be delivered to Parent, upon its demand, and any holders of shares of Company Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to this Article III. Neither Parent nor the Company shall be liable to any holder of shares of Company Stock for any cash from the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          3.7.4    Closing of Stock Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company.

        3.8    Dissenting Shares.    Notwithstanding any other provision of this Agreement, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by holders of shares of Company Stock who shall have (a) not voted in favor of the Merger or consented thereto in writing, (b) demanded properly in writing appraisal for such shares in accordance with Section 262 of the Delaware Law, and (c) not withdrawn such demand or otherwise forfeited appraisal rights (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive any part of the Merger Consideration. Such holders of shares of Company Stock shall be entitled to receive payment of the appraised value of their shares in accordance with the provisions of such Section 262, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their appraisal rights under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the appropriate part of the Merger Consideration, upon surrender, in the manner provided in Section 3.7.2, of the certificate or certificates that formerly evidenced such Shares of Company Stock. The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except for dividends or other distributions payable to stockholders of record as of a time prior to the Effective Time).

        3.9    Deposit of Cash Payment.    As of the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, the Cash Payment. The Cash Payment shall be maintained by the Paying Agent in a separate account and shall, pursuant to irrevocable instructions, be paid to the holders of Options. The Cash Payment shall not be used for any other purpose. Any interest, dividends or other income earned on the investment of the Cash Payment while held by the Paying Agent shall be for the account of Parent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the SEC Reports or in the section or the subsection, if applicable, of the disclosure schedule dated the date hereof and delivered to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Purchaser as follows:

        4.1    Organization and Qualification; Subsidiaries.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each of its Subsidiaries has the requisite organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on the Company. The Company has heretofore provided or made available to Parent or Purchaser a complete and correct copy of the Certificate of Incorporation and the By-laws of the Company and the comparable organizational documents of the each of its Subsidiaries, each as amended to the date hereof. Such Certificate of Incorporation, By-Laws or comparable organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation or By-Laws, or comparable organizational documents.

          (b)   A true and complete list of all the Company's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary and the names of the directors and officers of each Subsidiary, is set forth in Section 4.1(b) of the Company Disclosure Schedule. Except as disclosed in Section 4.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (partnership or joint venture for these purposes shall mean only those arrangements actually organized pursuant to applicable state law).

          (c)   All names by which the Company previously conducted business or was known as are listed in Section 4.1(c) of the Company Disclosure Schedule.

        4.2    Capitalization.    The authorized capital stock of the Company consists of 60,000,000 Common Shares and 2,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of the date hereof, 15,251,806 Common Shares are issued and outstanding, all of which were duly authorized and are validly issued, fully paid and nonassessable and entitled to vote on this Agreement. No shares of Preferred Stock are issued and outstanding as of the date of this Agreement. As of the date hereof, there are 432,678 and 140,400 Common Shares reserved for issuance pursuant to outstanding Options granted under the Stock Plans (and options to directors) and to outstanding warrants to acquire Common Shares, respectively. Section 4.2 of the Company Disclosure Schedule sets forth (i) the holders of all outstanding Options and the date of grant, number, exercise prices, vesting schedules and expiration dates of each grant to such holders and (ii) the holders of all warrants to acquire Common Shares and the date of grant, number, exercise prices and expiration dates of such warrants. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as described in this Section 4.2, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which any of them is bound, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Stock or any of its Subsidiaries, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company's Subsidiaries or other Person. Section 4.2 of the Company Disclosure Schedule sets forth the ownership of each of the Company's Subsidiaries.

        4.3    Authorization.    The Company has all requisite corporate power and authority to enter into this Agreement, and all other documents and instruments to be executed and delivered by it in connection herewith, and to carry out its obligations hereunder and thereunder. Subject to the approval by the stockholders of the Company of this Agreement and the Merger (to the extent required by the Delaware Law), (a) the execution and delivery of this Agreement and the due consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or consummate the transactions contemplated hereby, and (b) this Agreement constitutes (and each document and instrument contemplated by this Agreement, when executed and delivered in accordance with the provisions hereof, will constitute) a valid and legally binding agreement of the Company enforceable in accordance with its terms.

        4.4    No Conflicts.    Assuming (a) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met, (b) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the Delaware Law, is made, and (c) approval of this Agreement by the holders of a majority of the Common Shares, if required by the Delaware Law, is received, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or the By-laws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) conflict with or violate in any License applicable to the Company or any of its Subsidiaries, or (iv) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien or other encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any Material Contract to which the Company or any of its Subsidiaries is a party, (any of the foregoing referred to in clause (ii), (iii) or this clause (iv) being a "Violation"), other than, in the case of clauses (ii), (iii), and (iv) above, any such Violations that would not have a Material Adverse Effect on the Company.

        4.5    Consents and Approvals.    None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby, or compliance by the Company with any of the provisions hereof, will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Entity (any of the foregoing being a "Consent"), except for (a) compliance with any applicable requirements of the Exchange Act, (b) the filing of the Certificate of Merger pursuant to the Delaware Law, or (c) such filings, authorizations, orders and approvals which would not prevent or delay the consummation of the Offer or the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or as to which the failure to obtain or make would not have a Material Adverse Effect on the Company.

        4.6    Certain Approvals.    The Company Board has taken any and all necessary and appropriate action to render inapplicable to the Offer, the Merger and the transactions contemplated by this Agreement the provisions of Article IX of the Company's Amended Certificate of Incorporation and the provisions of Section 203 of the Delaware Law, and such actions are effective at the date of this Agreement.

        4.7    SEC Reports and Financial Statements.

          (a)   The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC since January 1, 2000 (as they have been amended since the time of their filing, and including any documents filed as exhibits thereto, collectively, the "SEC Reports") and has heretofore made available to Parent complete and correct copies of all such forms, reports, schedules, registration statements, and proxy statements. As of their respective filing dates, the SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) were prepared in accordance with and complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited interim statements, to normal year-end adjustments, and other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act).

          Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 2003, including the notes thereto, or as specifically disclosed in SEC Reports filed since September 30, 2003 and prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities not required to be reflected on the consolidated balance sheet in accordance with GAAP, liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2003, and other liabilities which, individually or in the aggregate, are not material.

          (c)   The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect, except for amendments and modifications that are not material to the agreement, document or other instrument so modified.

        4.8    Absence of Certain Changes or Events.    Except as contemplated by this Agreement, since September 30, 2003, (i) there has not been a Material Adverse Effect on the Company, (ii) neither the Company nor its Subsidiaries has taken or committed to take any action referred to in Section 7.1(f), (g), (h), (i), (l), (m) (for purposes of this Section excluding contracts for drilling wells or for other oilfield services), and (r) hereof, and (iii) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice.

        4.9    Taxes.    The Company and each of its Subsidiaries, and any affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has filed on a timely basis all federal, state and local income Tax Returns required to be filed by or with respect to it, and all other Tax Returns required to be filed by it except where the failure to do so would not have a Material Adverse Effect on the Company. All such Tax Returns were correct in all material respects. The Company and each of its Subsidiaries has, on a timely basis, paid or caused to be paid all material Taxes (as hereinafter defined) required to be paid by it and has made adequate provision in the Company's financial statements for payment of all material Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. There is no claim or dispute concerning any material Tax liability of the Company or its Subsidiaries either (i) claimed or raised by any authority in writing, or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has knowledge based on personal contact with any agent of such authority. Section 4.9 of the Company Disclosure Schedule lists the periods through which the Tax Returns required to be filed by the Company or any of its Subsidiaries have been examined by the IRS or other appropriate taxing authority. All material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company's financial statements, and no issue or claim has been asserted in writing for Taxes by any taxing authority for any prior period, other than those heretofore paid or provided for in the Company's financial statements. There is no audit of any Tax Return of the Company or its Subsidiaries currently being undertaken to the knowledge of the Company. There are no outstanding agreements, requests, consents or waivers extending the statutory period of limitation applicable to any Tax Return of, or the assessment of any taxes with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) has any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferor or successor, by contract or otherwise, (ii) is a party to, is bound by or has any obligation under a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect, or (iii) to the knowledge of the Company, has any Liens for Taxes due on any assets of the Company or its Subsidiaries.

        4.10    Licenses; Compliance with Laws.    The Company and its Subsidiaries hold all Licenses required for them to own, use and operate their assets and conduct their business, except where the failure to have, or the suspension or cancellation of, any of the Licenses would not have a Material Adverse Effect on the Company. As of the date hereof, no suspension or cancellation of any of the

Licenses is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Licenses would not have a Material Adverse Effect on the Company. The business of the Company and its Subsidiaries are and have been conducted in compliance with all applicable Licenses and Laws, except where the failure to conduct the business in accordance therewith would not have a Material Adverse Effect on the Company.

        4.11    ERISA Compliance.

          (a)   The Company has delivered or made available to Parent or Purchaser correct and complete copies of all (i) material "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), (ii) all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), (iii) each employee benefit plan for which the Company or any of its Subsidiaries could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iv) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (v) any contracts, arrangements or understandings between the Company or any of its Subsidiaries and any employee of the Company or any Subsidiaries including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any of its Subsidiaries (sometimes referred to herein collectively as "Benefit Plans") to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any obligation or which are currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Company or any of its Subsidiaries or Seller or any of its other Subsidiaries. The Company has delivered to Parent or Purchaser complete and correct copies of (x) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (y) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, and (z) each currently effective trust agreement and any third party contract relating to any Benefit Plan.

          (b)   Each Benefit Plan has been administrated in accordance with its terms except where the failure to do so would not have a Material Adverse Effect on the Company. Each Benefit Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and its Subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any Benefit Plan. No action or any audit or investigation by any Governmental Entity is pending or, to the knowledge of the Company, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such action.

          (c)   All Benefit Plans intended to be qualified under Section 401(a) of the Code have been the subject of timely determination letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code. No fact or event has occurred since the date of such letter or letters that could reasonably be expected to adversely affect the qualified or exempt status of any such Benefit Plan and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened.

          (d)   The Company does not maintain or contribute to any Benefit Plan which is subject to Title IV of ERISA.

          (e)   None of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the Benefit Plans which are subject to ERISA, including any trusts created thereunder or, to the knowledge of the Company, any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer of the Company or any of its Subsidiaries to tax or penalty under ERISA, the Code or other applicable Law which would have a Material Adverse Effect on the Company.

          (f)    With respect to any Benefit Plan that is an employee welfare benefit plan, (x) no such Benefit Plan is funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, and (y) each such Benefit Plan that is a "group health plan", as such terms is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code except where the failure to do so would not have a Material Adverse Effect on the Company.

          (g)   None of the Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single-employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as listed in Section 4.11(g) of the Company Disclosure Schedule, none of the Benefit Plans (i) provides for the payment of separation, severance or similar-type benefits to any person, (ii) obligates the Company or any of its Subsidiaries to pay separation, severance or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of a "change in control" within the meaning of such term under Section 280G of the Code. Except as listed in Section 4.11(g) of the Company Disclosure Schedule, none of the Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries.

          (h)   Except as identified in Section 4.11(h) of the Company Disclosure Schedule or where any late contribution or payment was made but has been remedied, all contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists to the Company's knowledge which could reasonably be expected to give rise to any such challenge or disallowance.

          (i)    None of the Benefit Plans is subject to the Laws of any country other than the United States.

        4.12    Environmental Matters.

          (a)   Except as would not have a Material Adverse Effect on the Company, to the knowledge of the Company, there are not any present or past conditions or circumstances at, or arising out of, any current or former businesses, assets or properties of the Company or any of its Subsidiaries, including but not limited to, on-site or off-site disposal or release of any Hazardous Substance, which constitute a violation under any Environmental Law or could reasonably be expected to give rise to: (i) liabilities or obligations for any notification, cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for damage to natural resources.

          (b)   Except as would not have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law, (ii) received any written notice regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Environmental Law or regarding any claims for remedial obligations or contribution under any Environmental Law or (iii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Substance.

          (c)   Except as would not have a Material Adverse Effect on the Company, the Company and its Subsidiaries have in full force and effect all permits, licenses, approvals and other authorizations required by Environmental Laws to conduct their operations and to operate and use any of the Company's or its Subsidiaries' assets for their current purposes and uses and are operating in material compliance thereunder.

          (d)   Except as would not have a Material Adverse Effect on the Company, the Company does not know of any reason that would preclude it from renewing or obtaining a reissuance or transfer of the permits, licenses, approvals, or other authorizations required pursuant to any applicable Environmental Law to conduct their operations and to operate and use any of the Company's or its Subsidiaries' assets for their current purposes and uses.

        4.13    Labor and Employment Matters.

          (a)   Section 4.13(a) of the Company Disclosure Schedule sets forth a list of all employees of the Company and its Subsidiaries, together with their dates of hire, and any employees currently on leave of absence, indicating the nature of and length of such leave and whether such employees have employment agreements. The Company has previously provided to Parent a schedule setting forth current base salary and total wages paid in the prior year for all employees listed in Section 4.13(a) of the Company Disclosure Schedule. Except as set forth on Section 4.13(a) of the Company Disclosure Schedule, there are no controversies, including any controversies relating to unlawful discrimination or sexual harassment, pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to individuals employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. There are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board. There is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

          (b)   Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, there are not currently effective agreements relating to severance or similar payments or other benefits to be provided to directors, officers, employees, consultants or former employees of the Company or any of its Subsidiaries in connection with or after termination of such director, officer, consultant or employee's employment or other relationship with the Company or any of its Subsidiaries or that may otherwise be owing as a result of the transactions contemplated by this Agreement or any currently effective incentive compensation plans.

          (c)   The Company and its Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity, and have withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any of its Subsidiaries have employed or employ any person, except as would not have a Material Adverse Effect on the Company.

          (d)   Section 4.13(d) of the Company Disclosure Schedule lists all employees who have been terminated in the 90-day period ending as of the date hereof.

        4.14    Litigation.    There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries which, if adversely determined, would have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, nor any property or asset of the Company or any of its Subsidiaries, is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect on the Company.

        4.15    Contracts.

          (a)   Subsections (i) through (ix) of Section 4.15 of the Company Disclosure Schedule contain a list of, or otherwise describe, the following contracts and agreements to which the Company or any of its Subsidiaries is a party. The contracts set forth in Section 4.15 of the Company Disclosure Schedule are referred to herein as "Material Contracts."

            (i)    each contract or agreement that contemplates an exchange of consideration with a value of more than $250,000 net to the Company's interest;

            (ii)   all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries, which require continued payment thereunder and cannot be terminated by the Company or the Company's Subsidiaries, as the case may be, with 31-day notice;

            (iii)  all contracts and agreements evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries, with a value in excess of $10,000 for each contract or $50,000 in the aggregate;

            (iv)  all contracts and agreements with any Governmental Entity, excluding state leases or other governmental mineral rights, with a value in excess of $10,000 for each contract or $50,000 in the aggregate;

            (v)   all contracts and agreements providing for benefits under any Benefit Plan, excluding individual stock option grant agreements and stock subscription agreements, with a value in excess of $10,000 for each contract or $50,000 in the aggregate;

            (vi)  all agreements related to professional services rendered to the Company or any of its Subsidiaries in connection with the Offer, the Merger or this Agreement;

            (vii) all contracts providing for "earn-out" or similar contingent payments in excess of $250,000 by the Company or any of its Subsidiaries;

            (viii) all material joint venture, partnership, and similar agreements;

            (ix)  all contracts for employment required to be listed in Section 4.13 of the Disclosure Schedule;

            (x)   all contracts providing for indemnification, other than normal course indemnity provisions, of directors, officers, employees, consultants or other persons; and

            (xi)  all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any of its Subsidiaries or the conduct of their respective businesses, or the absence of which would prevent or delay consummation of the Offer or the Merger or otherwise prevent or delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect on the Company.

          (b)   Except as disclosed in Section 4.15(b) of the Company Disclosure Schedule and except as would not prevent or delay consummation of the Offer or the Merger or otherwise prevent or delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect on the Company, (i) each Material Contract is a legal, valid and binding agreement of the Company, and none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and its Subsidiaries are not in receipt of any claim of default under any such agreement. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

        4.16    Intellectual Property.

          (a)   The Company and its Subsidiaries own, or have the right to use, all of the Intellectual Property used or held for use in connection with their respective businesses necessary to operate the business of the Company and its Subsidiaries, except where the failure to own or have the right to use such Intellectual Property would not have a Material Adverse Effect on the Company. To the knowledge of the Company, there are no assertions or claims challenging the validity of any of the foregoing which would have a Material Adverse Effect on the Company. Except in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. To the knowledge of the Company, there is no infringement of any proprietary right owned by the Company or any of its Subsidiaries in a way which would have a Material Adverse Effect on the Company.

          (b)   (i) No written claim for infringement or misappropriation of the Trademarks has been made against the Company by any Person, and (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing upon any trademarks, trademark rights, patents, patent rights, licenses, trade names, trade name rights, or copyrights of any other Person.

          (c)   Neither the Company nor any Subsidiary has granted any license to any Person to use any of the Intellectual Property of the Company.

        4.17    Title.    Except as set forth in Section 4.17 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has good, valid and defensible title to its Properties and to all of its personal property and assets reflected in the financial statements contained in the SEC Reports or acquired after the date of such financial statements (except Properties, personal property, interests in properties and assets sold or otherwise disposed of after the date of such financial statements in the ordinary course of business) or in the case of leased properties and assets, valid leasehold interests in, free and clear of all Liens of any kind or character, except (i) inchoate liens for Taxes not yet due and payable, (ii) such imperfections of title, Liens and easements as would not have a Material Adverse Effect on the Company, (iii) Liens securing landlord or lessor debt which encumbers leased property, (iv) Liens which secure debt of the Company or any of its Subsidiaries not in default, that is in each case fully reflected in the financial statements contained in the SEC Reports and (v) Liens arising as a matter of law in the ordinary course of business consistent with past practice with respect to obligations incurred after the date of the financial statements contained in the SEC Reports. The plants, property and equipment of the Company and its Subsidiaries that are used in the operation of their respective businesses are in good operating condition and repair. Except as described in Section 4.17 of the Company Disclosure Schedule, the Company's and its Subsidiaries' interests in the Properties are not subject to being reduced by virtue of any reversionary or back-in interests or reassignments or payments required of the Company or any of its Subsidiaries; the Properties are not subject to any joint venture agreements, farmout agreements, operating agreements, oil and/or natural gas sales or processing contracts, preferential rights of purchase, consents to assignment, drilling and/or development obligations or other burden, restriction or limitation with respect to the ownership interest of the Company or its Subsidiaries therein, the operation thereof, or the disposition and processing of production attributable thereto which are not ordinary and customary in the oil and natural gas industry, or which contain any terms, provisions, conditions or agreements which are not ordinary and customary in the oil and natural gas industry. The Company or its Subsidiaries own such title to the Properties as would entitle the Company or its Subsidiaries, as appropriate, to receive the proceeds from production of all oil, natural gas and other minerals produced, saved and marketed therefrom.

        4.18    Oil and Gas Reserves.    A true and complete copy of the estimates of certain of the Company's proved reserves of oil and natural gas (the "Estimated Proved Reserves") set forth in the summary report of Estimated Proved Reserves as of June 30, 2003, audited by Schlumberger Data and Consulting Services ("Schlumberger") (the "Reserve Report") has been delivered to the Purchaser. To the knowledge of the Company, the factual data furnished to Schlumberger for use in connection with the preparation of the Reserve Report was complete, true and accurate in all material respects including, without limitation, the information pertaining to production, volumes, pricing, costs and the working interests and net revenue interests of the Company and its Subsidiaries in the oil and natural gas properties listed therein. The estimates of future capital expenditures and other future exploration and development costs supplied to the independent petroleum engineers were prepared in good faith and with a reasonable basis; the information provided to the independent petroleum engineers for purposes of preparing the Reserve Report was prepared in accordance with customary industry practices; each independent petroleum engineer was, as of the date of the Reserve Report prepared by it, and are, as of the date hereof, independent petroleum engineers with respect to the Company and its Subsidiaries; and other than normal production of the reserves, intervening oil and gas price fluctuations, and delays in the drilling and completion dates anticipated for the purposes of the Reserve Report, the Company and its Subsidiaries are not as of the date hereof and as of the Effective Time will not be, aware of any facts or circumstances that would result in a materially adverse change in the reserves in the aggregate, or the aggregate present value of future net cash flows therefrom, as described in the Reserve Report. Except as set forth above, the Company makes no representation or warranty to the Purchaser with respect to any financial projection or forecast relating to the Company. Except as set forth above, with respect to any projections or forecasts delivered to the Purchaser, the Purchaser acknowledges that (i) there are uncertainties inherent in trying to evaluate such projections or forecasts, (ii) it is familiar with such uncertainties, (iii) it is not relying on such projections or forecasts in its evaluation of the Purchaser, (iv) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections or forecasts, and (v) it shall have no claim against the Company with regard thereto, unless material elements thereof were in fact known by the Company to be false when provided to the Purchaser. OTHER THAN AS EXPRESSLY SET FORTH ABOVE IN THIS SECTION 4.18, THE COMPANY MAKES NO WARRANTY AND HEREBY DISCLAIMS ANY WARRANTY THAT THE RESERVE ESTIMATES, CASH FLOW ESTIMATES, PRICE ESTIMATES OR PRODUCTION OR FLOW RATE ESTIMATES CONTAINED IN THE RESERVE REPORT OR IN ANY SUPPLEMENT THERETO OR UPDATE THEREOF ARE IN ANY WAY COMPLETE, ACCURATE OR NOT MISLEADING, THE SAME BEING PREDICTIONS AS TO FUTURE EVENTS WHICH ARE INHERENTLY SUBJECT TO INCOMPLETENESS AND INACCURACY.

        4.19    Offer Documents; Schedule 14D-9.    Neither the Schedule 14D-9 nor any information supplied by the Company or any of its Subsidiaries for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent's or Purchaser's representatives for inclusion in the Schedule 14D-9. The Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

        4.20    Oil and Gas Operations.    Except as set forth in Section 4.20 of the Company Disclosure Schedule, proceeds from the sale of crude oil, natural gas liquids and other hydrocarbons produced from crude oil or natural gas produced from the Company's Oil and Gas Interests are being received by the Company and its Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business or which would not have a Material Adverse Effect on the Company).

        4.21    Gas Imbalances.    Except as set forth in Section 4.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any material deficiency payment under any gas contract for which any person has a right to take deficiency gas from the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received any material payment for production which is subject to refund or recoupment out of future production.

        4.22    Oil and Gas Agreements.    The Company has previously provided or offered Parent access to true and complete copies of all the Oil and Gas Agreements together with all amendments, extensions and other modifications thereof.

        4.23    Take-or-Pay Deliveries.    Except as would not have a Material Adverse Effect on the Company, there are no calls (exclusive of market calls) on the Company's or any of its Subsidiaries' oil or gas production and the Company and its Subsidiaries have no obligation to deliver oil or gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor, excluding gas imbalances disclosed in Section 4.21 of the Company Disclosure Schedule.

        4.24    Hedging.    Section 4.24 of the Company Disclosure Schedule sets forth all futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons or securities, to which the Company or any of its Subsidiaries is bound other than fixed price natural gas sales contracts identified on Section 4.15 of the Company Disclosure Schedule.

        4.25    Insurance.

          (a)   Section 4.25(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any of its Subsidiaries is insured, a named insured or otherwise the principal beneficiary of coverage which is currently in effect, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amounts of coverage and (iv) the premium charged.

          (b)   With respect to each insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

        4.26    Opinion of Financial Advisors.    The Company Board has received the opinion of RWB to the effect that, as of the date of this Agreement, the Per Share Amount is fair, from a financial point of view, to the holders of the Common Shares other than Parent and its Affiliates.

        4.27    Brokers and Finders.    No broker, finder or investment banker (other than RWB) is entitled to any brokerage fees, commissions, finders' or other fees in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and RWB pursuant to which said firm would be entitled to any payment related to the transactions contemplated by this Agreement.

        4.28    Plants, Facilities and Equipment.    All material plants, facilities, buildings, offices, shops and other structures and all material machinery, equipment fixtures, vehicles and other properties owned, leased or used by the Company or any of its Subsidiaries in the Company's operations (i) have been maintained in accordance with their normal maintenance practices, (ii) are in good operating condition and repair, ordinary wear and tear excluded, (iii) are adequate and sufficient for the operations conducted by the Company and its Subsidiaries and (iv) in the aggregate provide the capacity to enable the Company and its Subsidiaries to engage in operations in the same manner as the Company is currently conducting operations on a continuous basis (subject to normal maintenance and repair outages in the ordinary course).

        4.29    Suspense Accounts.    Except as described in Section 4.29 of the Company Disclosure Schedule, all proceeds from the sale of production attributable to the interests of the Company and its Subsidiaries in each of the Properties are currently being paid in full directly to the Company or such Subsidiary, as applicable, no portion of such proceeds is currently being held in suspense by any party and all such proceeds due as of the date of this Agreement have been paid, except for amounts which do not exceed $100,000 in the aggregate.

        4.30    Operating Agreements.    Except as set forth in Section 4.30 of the Company Disclosure Schedule, with respect to any joint, unit or other operating agreements relating to the Properties: (i) there are no outstanding calls or payments for expenditures which are due from the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has committed to make which have not been made in excess of $100,000 in the aggregate, (ii) pursuant to balancing arrangements contained therein, the Company and its Subsidiaries do not have material obligations to other parties which would result in a portion of the Company's or any of its Subsidiaries' revenues or share of production from any of the Properties to be delivered to Purchaser without receipt of other revenues or production that Purchaser would have received in the absence of that arrangement or situation and (iii) during the last three years there are no operations under any operating agreement with respect to which the Company or any of its Subsidiaries has become a nonconsenting party.

        4.31    Sales Agreement and Calls.    Except as described in Section 4.31 of the Company Disclosure Schedule: (i) all crude oil and condensate sales arrangements and division orders relating to the

Properties may be terminated by the Company or its Subsidiaries upon no more than 60 days notice without penalty or detriment to the Company or its Subsidiaries and (ii) no person has any call upon, option to purchase or similar rights with respect to any portion of the production from the Properties.

        4.32    Prepayments.    Except as described in Section 4.32 of the Company Disclosure Schedule, the Company and its Subsidiaries are not obligated by virtue of a prepayment arrangement under any contract for the sale of hydrocarbons. There are no contracts containing "take-or-pay" or similar provisions pursuant to which the Company or any of its Subsidiaries has received or owes "take-or-pay" payments in lieu of deliveries and which provide certain "make-up" rights after the Effective Time. Except as described in Section 4.32 of the Company Disclosure Schedule, there are no situations where the Company or any of its Subsidiaries (or the Properties) pursuant to any balancing arrangements or similar situations is required to allow another party to produce more than an insignificant quantity of hydrocarbons which, in the absence of such balancing arrangements or similar situations, would have been produced by the Company or its Subsidiaries.

        4.33    Earn-out Payments.    Except as set forth in Section 4.33 of the Company Disclosure Schedule, there are no agreements to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries is or may be obligated to make payments to a third party (other than incentive payments to employees of the Company or its Subsidiaries) based on earnings, revenues or other performance criteria of the Company or its Subsidiaries.

        4.34    Governmental Permits.    To the knowledge of the Company, the Company and its Subsidiaries have all environmental and health and safety permits and plans, consents, governmental bonds, licenses, permits, approvals, authorizations, exemptions, registrations, variances, rights-of-way, franchises, privileges, immunities, grants, ordinances, classifications and certificates (collectively, "Permits") necessary to own, operate, develop, maintain and conduct its operations (including its Properties) in a lawful and proper manner. To the knowledge of the Company, all such Permits are valid, in full force and effect and enforceable by the Company or its Subsidiaries, as applicable, and there does not exist under any of them any default or violation or event which, with notice or lapse of time or both, would constitute any default or violation. None of the rights of the Company or its Subsidiaries thereunder shall be impaired by the consummation of the transactions contemplated by this Agreement and all of the rights of the Company or the Subsidiaries thereunder shall be enforceable by Parent after the Effective Time without the consent or agreement of any party, other than any failure of the above which would not have a Material Adverse Effect on the Company. The Company has not received any notice that any such Permits have been or are threatened to be, revoked, canceled, suspended or modified.

        4.35    Royalties.    Except as set forth in Section 4.35 of the Company Disclosure Schedule, to the knowledge of the Company, all royalties, overriding royalties, compensatory royalties and other payments due with respect to the Properties (excluding those held in suspense in accordance with past operating practices or in connection with post-closing adjustments in respect of acquired properties) have been properly paid in the ordinary course and, to the knowledge of the Company, there have been no objections in connection with such practices.

        4.36    Safety and Health.    To the knowledge of the Company, all Properties have been operated in compliance with all laws, federal, state and local, addressing the safety and/or health of employees, including but not limited to the Occupational Safety and Health Act, 29 U.S.C.A. § 651, et seq., and the regulations promulgated pursuant thereto, except where a failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        4.37    Outstanding Capital Commitment and Property Costs.    Other than as disclosed in Section 4.37 of the Company Disclosure Schedule, as of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Properties or on the Company or any of its Subsidiaries and which the Company reasonably anticipates will individually require expenditures after the Expiration Date in excess of $250,000. All costs of the Properties relating to periods of time prior to the Expiration Date will have been timely and properly paid prior to the Expiration Date.

        4.38    Natural Gas Imbalances.

          (a)   Section 4.38(a) of the Company Disclosure Schedule accurately sets forth all pipeline and production imbalances and penalties as of the date hereof arising with respect to the Properties.

          (b)   Except as disclosed in Section 4.38(b) of the Company Disclosure Schedule, (i) no person is entitled to "make-up" or otherwise take or receive deliveries of hydrocarbons attributable to the Company's or any of its Subsidiaries' interests in the Properties without paying at the time of such deliveries the full contract price therefor, (ii) no person is entitled to receive any portion of the Company's or any of its Subsidiaries' hydrocarbons or to receive cash or other payments to "balance" any disproportionate allocation of hydrocarbons produced from the Properties under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement or other agreements, whether similar or dissimilar, (iii) the Company and its Subsidiaries are not obligated to deliver any quantities of natural gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any natural gas transportation contract or other agreement with shippers, (iv) no claim, notice or order from any Governmental Entity has been received by the Company or any of its Subsidiaries due to hydrocarbon production from the Properties being in excess of allowables or similar violations which could result in curtailment of hydrocarbon production from the Properties after the Effective Time and (v) the Company and its Subsidiaries are not obligated to pay any penalties or other payments under any natural gas transportation or other agreement as a result of the delivery of quantities of natural gas from the Properties in excess of the contract requirements.

        4.39    Bank Debt.    As of August 31, 2003, the outstanding principal amount of all indebtedness of the Company to banks or other lenders for borrowed money did not exceed $57,000,000.

        4.40    Adjusted Working Capital.    As of August 31, 2003, the Company's "Adjusted Working Capital" was $13,325,552. "Adjusted Working Capital" shall mean the amount determined by subtracting the Current Liabilities (as shown on the August 31, 2003 consolidated balance sheet), excluding "short-term mark-to-market liabilities" (of $1,540,830), from Current Assets (as shown on the August 31, 2003 consolidated balance sheet). For purposes of this representation, those amounts are taken from the Company's internally prepared consolidated balance sheet as of August 31, 2003, a copy of which has been provided to the Purchaser.

        4.41    Representations Complete.    No representation or warranty and no statement, certificate, instrument or other writing furnished or to be furnished by the Company pursuant to this Agreement or any schedule hereto, including the Company Disclosure Schedule, or any certificate, instrument or other writing furnished or to be furnished by the Company pursuant to this Agreement contains or will contain at the closing date of the Offer any untrue statement of a material fact or omits or will omit at the closing date of the Offer to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. To the Knowledge of the Company, there is no matter (other than matters of a general economic character, including commodity prices, not relating solely to the Company or its Subsidiaries in any specific manner) which has not been disclosed to Parent which has a Material Adverse Effect on the Company or affect the ability of the Company to consummate the transactions contemplated hereby.

        4.42    Transaction Expenses.    Assuming a Per Share Price of $10.75, an Effective Time of December 31, 2003, and the application of Section 4999 of the Code with respect to payments to certain employees of the Company previously identified to Parent, the aggregate of all payments by the

Company or its Subsidiaries under the change in control bonus pool, change in control protection agreements with executive, supervisory and key employees, employee retention payments, outplacement and health and welfare continuation obligations, fees and expenses payable to RWB, and including the obligation of the Company or its Subsidiaries to reimburse any employee of the Company or any Subsidiary for any excise tax imposed under Section 4999 of the Code, shall not exceed $12,100,000.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as disclosed in the section or the subsection, if applicable, of the disclosure schedule dated the date hereof and delivered to Parent prior to the execution and delivery of this Agreement (the "Seller Disclosure Schedule"), Seller hereby represents and warrants to Parent and Purchaser as follows:

        5.1    Organization and Qualification; Subsidiaries.

          (a)   Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Seller. Seller has heretofore provided or made available to Parent or Purchaser a complete and correct copy of the Certificate of Incorporation and the By-laws of Seller, each as amended to the date hereof. Such Certificate of Incorporation or By-Laws are in full force and effect. Seller is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

          (b)   A true and complete list of all Seller's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by Seller and each other Subsidiary and the names of the directors and officers of each Subsidiary, is set forth in Section 5.1(b) of the Seller Disclosure Schedule. Except as disclosed in Section 5.l(b) of the Seller Disclosure Schedule, Seller does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (partnership or joint venture for these purposes shall mean only those arrangements actually organized pursuant to applicable state law).

          (c)   All names by which Seller previously conducted business or was known as are listed in Section 5.1(c) of the Seller Disclosure Schedule.

        5.2    Authorization.    Seller has all requisite corporate power and authority to enter into this Agreement, and all other documents and instruments to be executed and delivered by it in connection herewith, and to carry out its obligations hereunder and thereunder. Subject to the approval by the sole stockholder and the board of directors of Seller and the supervisory board of N.V. Nuon of the Stock Tender Agreement, (a) the execution and delivery of this Agreement and the due consummation by Seller of the transactions to which Seller is a party have been duly and validly authorized by all necessary corporate action on the part of Seller and no other corporate proceeding on the part of Seller is necessary to authorize this Agreement or consummate the transactions contemplated above, and (b) this Agreement constitutes (and each document and instrument contemplated by this Agreement, when executed and delivered in accordance with the provisions hereof, will constitute) a valid and legally binding agreement of Seller enforceable in accordance with its terms.

        5.3    No Conflicts.    Assuming (a) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met, and (b) approval by the sole stockholder and the board of directors of Seller and the supervisory board of N.V. Nuon of the Stock Tender Agreement, none of the execution and delivery of this Agreement by Seller, the consummation by Seller of the transactions to which Seller is a party or compliance by Seller with any of the provisions to which the Seller is a party will (i) conflict with or violate the Certificate of Incorporation or the By-laws of Seller, (ii) conflict with or violate any Law applicable to Seller or by which any property or asset of Seller is bound or affected, (iii) conflict with or violate in any License applicable to Seller, or (iv) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien or other encumbrance on any of the properties or assets of Seller pursuant to any material contract to which Seller is a party (any of the foregoing referred to in clause (ii), (iii) or this clause (iv) being a "Seller Violation"), other than, in the case of clauses (ii), (iii), and (iv) above, any such Seller Violations that would not have a Material Adverse Effect on Seller.

        5.4    Consents and Approvals.    None of the execution and delivery of this Agreement by Seller, the consummation by Seller of the transactions to which Seller is a party, or compliance by Seller with any of the provisions to which Seller is a party, will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except for (a) compliance with any applicable requirements of the Exchange Act, or (b) such filings, authorizations, orders and approvals which would not prevent or delay the consummation of the Offer or the Merger, or otherwise prevent or delay Seller from performing its obligations under this Agreement, or as to which the failure to obtain or make would not have a Material Adverse Effect on Seller.

        5.5    Seller Balance Sheet.    Section 5.5 of the Seller Disclosure Schedule contains a complete, true and correct copy of the Seller's balance sheet ("Signing Balance Sheet"), certified by Seller's chief financial officer, prepared as of October 31, 2003 and in accordance with GAAP, and fairly presents, in all material respects, the consolidated financial position of Seller; provided that any information on the Signing Balance Sheet relating to the Company is provided on an "as is" basis and Seller makes no representation or warranty as to such information and hereby disclaims any representation or warranty that the Company portion of the Signing Balance Sheet is complete, accurate or not misleading. As of the date hereof and other than changes in respect of the Company's consolidated balance sheet forming a part of the Signing Balance Sheet, there are no changes to the Signing Balance Sheet in excess of $750,000. Seller has provided Parent on an "as is" basis a copy of the Company's balance sheet as of October 31, 2003 that was used in the preparation of the Signing Balance Sheet and hereby disclaims any representation or warranty that the Company's balance sheet is complete, accurate or not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

        Parent and Purchaser jointly and severally hereby represent and warrant to the Company as follows:

        6.1    Organization and Power.    Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state in which each is incorporated and has all requisite corporate power to enter into this Agreement, and all other documents and instruments to be executed and delivered by it in connection herewith, and to carry out its obligations hereunder and thereunder. Purchaser is a wholly-owned Subsidiary of Parent, has been organized solely for the purpose of consummating the Merger and the Offer and has conducted no business or operations of any nature.

        6.2    Authorization.    The execution and delivery of this Agreement and the due consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement constitutes (and each document and instrument contemplated by this Agreement, and assuming due authorization, execution and delivery by the Company when executed and delivered in accordance with the provisions hereof, will constitute) a valid and legally binding agreement of Parent and Purchaser enforceable in accordance with its terms.

        6.3    No Conflicts.    Assuming (a) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met, and (b) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the Delaware Law, is made, none of the execution and delivery of this Agreement by Parent or Purchaser, the consummation by Parent or Purchaser of the transactions contemplated hereby or compliance by Parent or Purchaser with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or Purchaser, (ii) conflict with or violate in any material respect any statute, ordinance, rule, regulation, order, judgment, decree, permit or license applicable to Parent or Purchaser or any of their Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser or any of their Subsidiaries is a party or by which Parent or Purchaser or any of their Subsidiaries or any of their respective properties or assets may be bound or affected except, with respect to clause (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or the Merger.

        6.4    Consents and Approvals.    None of the execution and delivery of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the transactions contemplated hereby, or compliance by Parent and Purchaser with any of the provisions hereof will require any Consent of any Governmental Entity, except for (a) compliance with any applicable requirements of the Exchange Act and any state securities "blue sky" or takeover law, (b) the filing of the Certificate of Merger pursuant to the Delaware Law, or (c) such other filings, authorizations, orders and approvals as to which the failure to obtain or make would not prevent or materially delay the transactions contemplated by this Agreement.

        6.5    Financing of the Offer and the Merger.    Parent has and will have through the Effective Time sufficient funds (including funding to be made available pursuant to a commitment letter in the form previously provided to the Company) to permit Purchaser to consummate the transactions contemplated by this Agreement, including, without limitation, acquiring all the outstanding Company Stock in the Offer and the Merger. Parent will use its Best Efforts to cause the conditions of such commitment letter to be satisfied. Parent has no knowledge of any matter, condition or fact which would reasonably cause it to believe that such financing will not be available to consummate the transactions contemplated by this Agreement.

        6.6    Brokers and Finders.    No broker, finder or investment banker is entitled to any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Purchaser.

ARTICLE VII
COVENANTS AND AGREEMENTS

        7.1    Conduct of Business Between Signing and the Effective Time.

          7.1.1    Company Covenants.    During the period commencing on the date hereof and continuing until the Effective Time, the Company covenants and agrees that it shall, and shall cause its Subsidiaries to, conduct business only in the regular and ordinary course in substantially the same manner as heretofore conducted and the Company shall use its Best Efforts to preserve substantially intact the business organization of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, vendors and other persons with which it has significant business relations. Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Company Disclosure Schedule, the Company shall not, and shall cause each of its Subsidiaries not to (without the prior written consent of Parent or Purchaser, which consent will not be unreasonably withheld):

            (a)   adjust, split, combine, divide, purchase or otherwise acquire directly or indirectly or reclassify any shares of capital stock;

            (b)   except for issuances of shares of Company Stock upon the exercise of outstanding Options previously granted under the Stock Plans or Warrants, make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly issue, sell, pledge, grant, redeem, repurchase or otherwise acquire, any shares of its capital stock, any securities or obligations convertible into or exchangeable for any shares of its capital stock or any ownership interest in any shares of its capital stock, or any options, warrants or other rights to acquire any shares of its capital stock;

            (c)   grant any stock appreciation rights or other rights to share in the equity value of the Company;

            (d)   agree to, or make any commitment to, take any of the actions prohibited by this Section 7.1;

            (e)   make any changes in the Certificate of Incorporation or By-laws, as amended to date, of the Company;

            (f)    acquire, sell, lease, encumber, transfer or dispose of any of the Company's assets outside the ordinary course of business, except pursuant to obligations in effect on the date hereof;

            (g)   incur any long-term indebtedness for borrowed money or guarantee any indebtedness or issue or sell debt securities or warrants or rights to acquire any debt securities or guarantee (or become liable for) any debt of others or make any loans, advances or capital contributions or mortgage, pledge or otherwise encumber any material assets or create or suffer any material Lien thereupon, except in the ordinary course of business, consistent with prior practice, or pursuant to obligations in effect on the date hereof;

            (h)   pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice; (ii) in connection with the transactions contemplated by this Agreement; or (iii) of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company;

            (i)    change any of the accounting principles, methods or practices used by it (except as required by generally accepted accounting principles);

            (j)    except as required by Law or contemplated by this Agreement (i) enter into, adopt, amend or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the Company and one or more of its directors or executive officers or (ii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof; or

            (k)   intentionally take, or enter into an agreement to take, any action that would result in any of the conditions to the Offer set forth in Appendix A or the conditions to the Merger set forth in Article VII not being satisfied; or

            (l)    sell, transfer, assign, dispose of or encumber any of the Company's Oil and Gas Interests represented in the Reserve Report or enter into any agreement or commitment with respect to any such sale, transfer, assignment, disposition or encumbrance except for the sale, transfer, assignment, disposition or encumbrance of a Company Oil and Gas Interest with an aggregate discounted present value in the Reserve Report of less than $100,000 for an individual property and $250,000 in the aggregate;

            (m)  incur or become contingently liable for any indebtedness (including capital lease obligations) or guarantee any such indebtedness or redeem, purchase or acquire or offer to redeem, purchase or acquire any debt other than the incurrence of accounts payable in the ordinary course and consistent with past business practice and other ordinary course transactions not to exceed $50,000;

            (n)   acquire or agree to acquire any assets except supplies, materials, and field and pool vehicles acquired in the ordinary course and consistent with past business practice;

            (o)   modify or amend any existing agreement or enter into any new agreement with the Company's financial advisory or other similar consultants, including without limitation, RWB;

            (p)   elect not to participate in any well to which proven reserves (as identified in the Reserve Report) have been attributed in the Reserve Report proposed pursuant to any existing net profits agreement or joint operating agreement; notwithstanding the foregoing, if the applicable authorization for expenditure ("AFE") exceeds $100,000 net to the Company's interest and Parent fails to approve such expenditure as contemplated by Section 7.1(q)(iv) below, the Company shall not be deemed to be in default of this Section 7.1(p) for its failure to participate in such well;

            (q)   (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, except for purchases of inventory in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money other than draws under the Company's existing revolving credit facility or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances; (iii) except as provided in Section 7.1(p), enter into any contract or agreement other than in the ordinary course of business and consistent with past practices; (iv) issue any AFE or authorize any other individual capital expenditure in excess of $100,000 net to the Company's interest; or (v) except as provided in Section 7.1(p), enter into or amend any contract or agreement, commitment or arrangement with respect to any matter set forth in this Section 7.1(q).

            (r)   commence, settle or compromise any litigation, audit, appeal or other proceeding with respect to any material Tax liability, make or file an amendment to any Tax Return including a claim for refund of Taxes, make, change or rescind any express or deemed Tax elections or materially accelerate income for Tax purposes or delay Tax deductions;

            (s)   make any material amendment, modification or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's material rights thereunder;

            (t)    commence or settle any material Action except to enforce this Agreement or in connection with the transactions contemplated hereby;

            (u)   enter into, or commit or agree to enter into, any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons or securities, other than fixed price natural gas sales contracts entered into in the ordinary course consistent with past practice with a value not to exceed $100,000, except as provided in Section 7.12; or

            (v)   publicly announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

          7.1.2    Seller Covenants.    Seller shall deliver, or cause to be delivered, to Parent on or prior to the seventh calendar day following filing with the SEC of the Schedule TO (as described in Section 2.1.1), (i) a duly executed Stock Tender Agreement, substantially in the form of Exhibit C hereto, (ii) a duly executed Escrow Agreement, substantially in the form of Exhibit D hereto, (iii) a duly executed Guaranty Agreement of n.v. NUON, substantially in the form of Exhibit E hereto, and (iv) an opinion of Fried Frank Harris Shriver & Jacobson or another law firm reasonably acceptable to Parent, substantially in the form of Exhibit F hereto. Seller shall have delivered to Parent and Paying Agent on or prior to the expiration date of the Offer, irrevocable written instructions to the Paying Agent, directing delivery to Escrow Agent of $50,000,000 of Seller's share of the proceeds of its common shares pursuant to the Offer, said cash to be held in escrow pursuant to the terms of the Escrow Agreement. Within seven days of each of the Closing Date and December 31, 2003, Seller shall deliver to the Buyer a written notice describing any changes to the Signing Balance Sheet as of the Closing Date or December 31, 2003, as the case may be, that would cause the representation of Seller in Section 5.5 to not be true and correct as of each of such dates, other than changes related to (x) the sale of the Shares (as defined in the Stock Tender Agreement) by Seller to Purchaser and (y) the fact that following the sale of Shares by the Seller to the Purchaser, the Company will cease to be consolidated with Seller for purposes of preparing a statement of financial condition in accordance with GAAP.

          7.1.3    Parent Covenants.    Parent shall deliver, or cause to be delivered, to Seller on or prior to the seventh calendar day following filing with the SEC of the Schedule TO (as described in Section 2.1.1), (i) a duly executed Stock Tender Agreement, substantially in the form of Exhibit C hereto, (ii) a duly executed Escrow Agreement, substantially in the form of Exhibit D hereto, and (iii) a duly executed Guaranty Agreement, substantially in the form of Exhibit E hereto.

        7.2    Mutual Covenants.

          7.2.1    Compliance with Laws.    Each of the Company, Parent and Purchaser covenants and agrees to use its Best Efforts to comply promptly with (and furnish information to the other party in connection with) any and all requirements of any Law which may be imposed on it or them, as the case may be, with respect to the Merger or the Offer.

          7.2.2    Cooperation in Connection with Proceedings.    Each of the Company, Parent and Purchaser covenants and agrees that if any action, suit, proceeding or investigation of the nature specified in Section 8.1(c) hereof is commenced, whether before or after the Effective Time, it shall cooperate with the other and shall use its Best Efforts to defend against the same and respond thereto.

          7.2.3    Notification of Certain Events.    Each party covenants and agrees to give prompt written notice to the other of (a) the occurrence (or non-occurrence) of any event the occurrence (or non-occurrence) of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (ii) any covenant, agreement or condition contained in this Agreement not to be complied with or satisfied in any material respect; and (b) any failure by such first party to comply with or satisfy any covenant, agreement or condition contained in this Agreement in any material respect.

          7.2.4    Additional Agreements.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its Best Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Offer, the Merger and this Agreement, including, but not limited to, using its Best Efforts to obtain all necessary waivers, consents, authorizations and approvals of or exemptions by any Governmental Entity or third party, and effecting all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall take all such necessary action.

          7.2.5    Closing Conditions.    Each of the Company and Parent will use its Best Efforts to cause the conditions set forth in Article VIII to occur as promptly as practicable; provided, however, this provision shall not require any party to waive any condition.

          7.2.6    Accountants.    Parent and Seller agree that to the extent a matter discussed herein is referred to the Accountants, each of Parent and Seller will execute, if requested by the Accountants, a reasonable engagement letter, including customary indemnities.

        7.3    Access to Information; Confidentiality.

          7.3.1 The Company covenants and agrees to afford to Parent and Purchaser's accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time or the earlier termination of this Agreement, to all of the properties, books, contracts, commitments and records (including the working papers of the independent auditors in connection with their audits or other services performed) of the Company, and, during such period, the Company shall furnish promptly to Parent a copy of each report, schedule and other document filed or received thereby during such period pursuant to the requirements of federal and state securities laws. Parent and Purchaser agree that any information furnished pursuant to this Section 7.3 shall be subject to the provisions of the letter agreement dated June 13, 2003 between Parent and the Company (the "Confidentiality Agreement"). Parent covenants and agrees that it will not, and it will cause its principals, Affiliates (including Purchaser), officers, other personnel, directors, stockholders and authorized representatives not to, use information concerning the Company's business, properties and personnel received in the course of negotiating this Agreement and investigation in connection with the transactions contemplated hereby, and will hold such information (and will cause the aforesaid persons to hold such information) in strict confidence in accordance with the provisions contained in the Confidentiality Agreement. No investigation pursuant to this Section 7.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligation of the parties hereto or any condition to the Offer.

          7.3.2 Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, no later than the earlier to occur of (i) the date of the public announcement of discussions relating to the Offer and Merger, (ii) the date of the public announcement of the Offer and Merger, or (iii) the date of the execution of the Agreement, each party (and any employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Offer and Merger and all materials of any kind (including opinions and other tax analyses) that are provided to the parties relating to such tax treatment and tax structure. For this purpose, "Tax Structure" means any facts that may be relevant to understanding the purported or claimed federal income tax treatment of the Offer and Merger.

          7.3.3 Without limiting the foregoing, the Company shall (and shall cause its Subsidiaries, and use its Best Efforts to cause its affiliates, directors, officers, employees, agents, attorneys, accountants, engineers and representatives, to) consult and fully cooperate with and provide assistance to Purchaser and its prospective lenders and investment bankers (and their respective officers, employees, agents, attorneys, accountants, engineers and representatives) with respect to Purchaser's capital raising efforts related to the transactions contemplated by this Agreement (including requesting the independent certified public accountants of the Company to deliver "cold comfort" letters and updates thereof) and shall provide the Purchaser such information as may be required to be included in any bank syndication offering memorandum, registration statement or information memorandum in respect of any debt issuance transaction. Purchaser and Parent shall indemnify and hold harmless the Company and any of its Affiliates, directors, officers, employees, agents, attorneys, accountants, engineers and representatives from and against any and all liabilities, claims or damages (including attorneys' fees) in any claim arising out of such activity taken in assistance of Purchaser.

        7.4    Approval of Company Stockholders.

          7.4.1    Stockholders' Meeting.    If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable Law and the Company's Certificate of Incorporation and By-Laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting"), and (ii) (A) include in the proxy statement to be prepared in accordance with Section 7.4.3 (if necessary), and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the recommendation of the Company Board that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, and (B) use its Best Efforts to obtain such approval and adoption. Notwithstanding the foregoing, the Company Board may withdraw its recommendation if, after consultation with its legal and financial advisors, the Company Board determines that the withdrawal of such recommendation is reasonably necessary for the Company Board to act in a manner consistent with its fiduciary duties under applicable Law. At the Stockholders' Meeting, Parent and Purchaser shall cause all shares of Company Stock then owned by them and their Subsidiaries to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

          7.4.2    Merger Without Stockholders' Meeting.    Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Common Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Delaware Law, as promptly as reasonably practicable without a meeting of the stockholders of the Company.

          7.4.3    Proxy Statement.    If approval of the Company's stockholders is required by applicable Law to consummate the Merger, promptly following consummation of the Offer, the Company shall prepare and file a proxy statement (the "Proxy Statement") with the SEC under the Exchange Act, and shall use its Best Efforts to have the Proxy Statement cleared by the SEC. Parent,

  Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its Best Efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Common Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

        7.5    Public or Stockholder Communications.    From and after the date of this Agreement, except as required by Law, the Company, Parent and Purchaser will not, with respect to the transactions contemplated hereby, issue any press release or make any public statements or mail any communications or letters to their respective stockholders generally, except with the prior approval of the other party or as reasonably believed to be required by Law. With respect to any communication required by Law, the party making such communication agrees to use its Best Efforts to provide a copy of the text of such communication to the other party prior to its release and allow the other party reasonable time to comment on such release or announcement in advance of its release.

        7.6    Indemnification by Parent or Surviving Corporation.

          7.6.1    Certificate of Incorporation and By-laws.    Parent agrees to cause the Certificate of Incorporation and By-laws of the Surviving Corporation to contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time. Parent shall, and hereby does, guarantee the obligations of the Surviving Corporation with respect to the indemnification obligations contained in the Certificate of Incorporation or By-laws of the Surviving Corporation.

          7.6.2    Indemnification of Officers and Directors.    From and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless, to the fullest extent permitted by the Delaware Law, each person who was an officer or director, of the Company or a Subsidiary at any time on or prior to the Effective Time (an "Indemnified Party") against any loss, damage, liability, cost or expense incurred by such Indemnified Party in connection with any claim, action, suit, proceeding or investigation ("Claim") which is based on or arises out of, in whole or in part, the actions, conduct or omissions of such Indemnified Party at or prior to the Effective Time in his or her capacity as such officer or director, or in any other capacity in which he or she is serving at the request of the Company or a Subsidiary. In connection herewith, Parent or the Surviving Corporation shall pay any expenses incurred by any Indemnified Party in advance of the final disposition of any such Claim to the fullest extent permitted by the Delaware Law.

          7.6.3    Insurance.    For a period of not less than six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company, or substitute policies providing at least the same coverage and amounts and containing terms and conditions which are not less advantageous, in each case with respect to claims arising from facts or events which occurred at or prior to the Effective Time.

          7.6.4    Beneficiaries.    This Section 7.6 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives. In the event the Surviving Corporation or Parent or any of their respective successors or permitted assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns, shall assume the obligations set forth in this Section 7.6.

        7.7    Employee Matters.

          (a)   From and after the Effective Time, Parent will cause the Surviving Corporation to honor, pay and perform all of the liabilities and obligations of the Company or any of its Subsidiaries under or in respect of (i) each employment, retention, severance, indemnity, termination or similar agreements with any current or former officer, director or other employee of the Company or any Subsidiary set forth in Section 4.13(b) of the Company Disclosure Schedule, and (ii) each incentive compensation, deferred compensation or other equity based plan or arrangement set forth in Section 4.13(b) of the Company Disclosure Schedule covering any director, officer or other employee of the Company and its Subsidiaries, in each case, in accordance with the terms thereof as in effect on the date hereof. Nothing in this Section changes the nature of "at will" employment between the Company and its employees.

          Parent shall cause the amount of any bonus or other incentive compensation set forth in Section 4.13(b) of the Company Disclosure Schedule payable to any officer or other employee of the Company or its Subsidiaries for the fiscal year 2003 to be determined under the terms of the applicable bonus or incentive compensation plans of the Company or any of its Subsidiaries as in effect as of the date hereof set forth in Section 4.13(b) of the Company Disclosure Schedule and without taking into account any extraordinary charges or other expenses incurred or recognized by the Company or any of its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated hereby. In addition, Parent shall permit the Company, by appropriate action of the Company's Board of Directors, prior to or at the Effective Time to make provision for the funding of any such bonus or other incentive compensation, which bonus shall be paid on or after April 1, 2004; provided however, the manner and terms of any trust or similar funding mechanism shall be reasonably acceptable to Parent.

          (b)   From and after the Effective Time and for a period ending no sooner than December 31, 2004 (the "Transition Period"), Parent shall cause the Surviving Corporation to either (i) maintain the total package of employee compensation, benefits and welfare plans provided by the Company and its Subsidiaries immediately prior to the Effective Time, or (ii) replace all or any such programs with a substantially similar aggregate package of compensation, benefits and welfare plans maintained for similarly situated employees of Parent.

          (c)   From and after the Effective Time, if any current or former officer or other employee of the Company or its Subsidiaries becomes eligible to participate in any compensation or benefit plan, agreement or arrangement maintained by Parent or Purchaser, Parent shall, to the extent permitted by law or the terms of such plans, cause (i) all service of such current or former officer or other employee completed prior to the Effective Time with the Company or any of its Subsidiaries to be recognized under such plan, agreement or arrangement for eligibility and vesting purposes thereof, (ii) to be waived, any exclusions for pre-existing conditions of any such current or former officer or other employee and his or her dependents, and (iii) to be recognized, all co-payments, deductibles or similar amounts or costs incurred by any such current officer or employee under a comparable plan, agreement or arrangement of the Company, any Subsidiary of the Company or the Surviving Corporation during the plan year in which such officer or other employee commences participation in an applicable benefit plan, agreement or arrangement of Parent or any Subsidiary thereof.

        7.8    Post-Offer Agreements.    If the Offer is consummated: (a) Parent shall not, directly or indirectly, cause the Company to breach its obligations hereunder; (b) if the Special Meeting is required to be held, Parent shall cause all Common Shares then owned by Parent or any of its Affiliates to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and (c) if the Special Meeting is not required to be held under the Delaware Law, all parties shall take any and all actions as may be necessary or appropriate to consummate the Merger in accordance with the terms of Section 253 of the Delaware Law and this Agreement.

        7.9    Parent Covenants Concerning Purchaser.    Parent shall cause Purchaser to comply with its obligations under this Agreement. Parent further covenants and agrees, in its capacity as the sole stockholder of Purchaser, to (a) vote all of its the shares of capital stock of Purchaser held by Parent to approve and adopt this Agreement and the transactions contemplated hereby, and (b) cause Purchaser to take any and all actions as may be necessary or appropriate to consummate the Merger in accordance with the terms of this Agreement.

        7.10    Acquisition Proposals.    During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, the Company shall not, nor shall it permit any Subsidiary to, nor shall it authorize or permit any director, officer, employee, agent, advisor or representative of the Company of any Subsidiary to, and on becoming aware of will take all reasonable actions to stop such person from continuing to, directly or indirectly (i) solicit, initiate or encourage or otherwise intentionally facilitate (including by way of furnishing information) the submission of, any inquiries, proposals or offers from any Person relating to an Acquisition Proposal, (ii) enter into an agreement (other than confidentiality agreements in accordance with the following provisos) with respect to any Acquisition Proposal, or (iii) enter into, engage in, or participate or continue in, any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably by expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, the Company may in response and only in response to an unsolicited request therefor received without any initiation, encouragement, discussion or negotiation by the Company or any Company representative and other than in contravention of this Section 7.10 (w) furnish information to any Person pursuant to a written confidentiality agreement on terms substantially the same as the terms of the Confidentiality Agreement and participate in discussions with the Person concerning an Acquisition Proposal, if and only if the Person has submitted a Superior Proposal, and (x) in the event that the Company Board is unable to determine whether such unsolicited request accompanies a Superior Proposal or is a Superior Proposal, make inquiry of such Person to collect such information as would enable the Company Board of Directors to determine whether or not such request accompanies or constitutes a Superior Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by the Company or any Company representative, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. The Company immediately shall cease and shall cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted prior to the date hereof by the Company or any Company representatives with respect to any Acquisition Proposal existing on the date hereof. Neither the Company Board nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Section 9.1(e) or (f), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any such committee of this Agreement, the Merger or the Offer or take any action having such effect unless the Company Board or such committee shall have determined in good faith that this Agreement, the Merger or the Offer is no longer in the best interests of the Company's stockholders and that such withdrawal or modification is, therefore, required in order to satisfy its fiduciary duties to the Company's stockholders under applicable law or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, in the event the Company Board receives an Acquisition Proposal that is a Superior Proposal, the Company Board may withdraw or modify its approval or recommendation of this Agreement, the Merger or the Offer and may (subject to compliance with the following sentence and the terms of Section 9.1(e)) terminate this Agreement, in each case at any time after midnight ET on the third business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Company Board has received an Acquisition Proposal that it has determined to be a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal). Within 24 hours of receiving any Acquisition Proposal the Company will notify Parent of the existence of the Acquisition Proposal, and the Company will keep Parent informed of the status and terms of any such Acquisition Proposal. Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act following Parent's receipt of an Acquisition Proposal.

        7.11    Section 338(h)(10) Election.

          (a)   At Parent's request, Seller and Parent will make a joint election pursuant to Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10) and the analogous provisions of applicable state, local and foreign Tax law (in each case where permissible) with respect to the purchase of the Company Stock as described herein (the "338(h)(10) Election"). In accordance with the provisions of this Section 7.11 and Section 7.12, Seller shall timely pay the Tax attributable to the making of the 338(h)(10) Election, such Tax not to exceed the actual Tax due (the "338(h)(10) Taxes") and Seller will indemnify, defend and hold harmless Parent, Purchaser, the Company and its Subsidiaries from any 338(h)(10) Taxes. Seller shall have no liability for, and Parent, Purchaser or the Company shall be responsible for and pay, all (i) Company Taxes, (ii) Taxes (excluding 338(h)(10) Taxes and Seller Other Taxes) with respect to Pre-Closing Tax Returns, Combined Pre-Closing Tax Returns, Straddle Returns and Post-Closing Tax Returns, (iii) any additional Tax (excluding 338(h)(10) Taxes and Seller Other Taxes) owed by Seller or any Affiliate resulting from any transaction not in the ordinary course of business entered into by Parent, the Company or their Affiliates on or after the Closing Date but after Offeror accepts and pays for the shares of Company stock in the Offer, and (iv) liability, excise tax or liens arising under ERISA (or any provisions of the Code relating to employee benefit plans) or any regulations issued thereunder (or any similar provisions of state, local or foreign law) in all cases attributable to the Company and its Subsidiaries. Notwithstanding any provision of this Agreement to the contrary, if the 338(h)(10) Election is disallowed by a governmental authority and such disallowance is agreed to by Seller or upheld by any court (in whole or in part), provided such court decision is final and nonappealable, then Seller shall pay to Purchaser an amount equal to the amount of Tax liability shown on Schedule 7.11 with respect to such 338(h)(10) Election; in the event such payment is made, or the expiration of the applicable statute of limitations for the Tax period in which the 338(h)(10) Election is made, whichever occurs first, the indemnity provided for in this Section 7.11(a) shall be extinguished.

          (b)   On the date Offeror accepts and pays for the shares of Company stock in the Offer (the "Closing Date") Parent shall execute and deliver to Seller three (3) copies of Internal Revenue Service Form 8023, prepared by Seller and approved by Parent (which shall not be unreasonably withheld or delayed) and any similar forms under applicable state, local and foreign law.

          (c)   The purchase price, liabilities of the Company and other relevant items shall be allocated in accordance with Section 338(b)(5) of the Code and the Treasury Regulations thereunder. As promptly as practicable after the Closing Date, the Purchaser shall initially determine the fair market value of the assets of the Company (the "Valuation"). The Valuation will be provided to Seller not later than twenty (20) business days after the Closing Date. Seller shall have twenty (20) business days after receipt of the Valuation to object to any fair market value set forth therein or the failure to provide a fair market value for any particular asset(s) in the Valuation. Parent and Seller agree to consult and to attempt to resolve in good faith any disputes with respect to the Valuation in order to reach a final valuation (the "Final Valuation"). If Parent and Seller cannot agree on a Final Valuation, then any disputes with respect to the Valuation shall be referred to the Accountants. Parent and Seller shall equally share the fees and expenses of the Accountants. The determination of the Accountants shall be final, conclusive, and binding on all parties to this Agreement and shall constitute the Final Valuation to the extent the parties did not reach a Final Valuation. Parent, Purchaser, the Company and Seller shall file all Tax Returns (including amended returns and claims for refund) and the 388(h)(10) Election in a manner consistent with the Final Valuation.

          (d)   Seller shall be responsible for the preparation of all forms and documents required in connection with the 338(h)(10) Election. Parent shall provide Seller not later than twenty (20) business days after the Closing Date with any information within the possession of Parent that is needed to complete such forms. Seller shall provide Parent with copies of (A) any necessary corrections, amendments, or supplements to Form 8023, (B) all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and (C) any comparable forms and attachments with respect to any applicable state, foreign, or local elections included as part of the 338(h)(10) Election. Parent shall execute and deliver to Seller within five (5) business days of receipt by Parent such additional documents or forms as are required properly to complete the 338(h)(10) Election. Seller and Parent shall cooperate fully with each other and make available to each other on a timely basis such other Tax data and information as may be reasonably required by Seller and Parent in order for Seller and Parent to file timely the 338(h)(10) Election and any other required statements or schedules (or any amendments or supplements thereto).

          (e)   Seller shall provide to Parent an estimate of the 338(h)(10) Taxes due on the 2004 Federal Consolidated Tax Return and Other 338(h)(10) Income Tax Returns at least 10 business days prior to the initial due date (the "Initial Tax Return Date") of each such Tax Return in connection with applying for an extension of such due date for such Returns. If Seller and Parent cannot agree on such estimate 7 business days prior to the Initial Tax Return Date, the matter shall be submitted to the Accountants who shall be instructed by Parent and Seller to render a decision on such estimate at least 3 business days prior to the Initial Tax Return Date, which shall be binding on the parties. Parent and Seller shall equally share the fees and expenses of the Accountants. Parent and Seller agree to provide the Escrow Agent joint written instructions at least 2 business days prior to the Initial Tax Return Date, in accordance with the Escrow Agreement, directing the Escrow Agent to pay the applicable Tax authority by the Initial Tax Return Date an amount equal to such estimated Taxes (x) as agreed to by Parent and Seller if the matter was not referred to the Accountants and (y) in accordance with the Accountants' determination if the matter was referred to the Accountants.

          With respect to any Tax Return (other than an extension request form) required to be filed by Seller, Company, Purchaser or Parent for any Tax period reporting the deemed sale by Seller that occurs on the Closing Date as a result of the 338(h)(10) Election, Seller shall provide Parent a schedule of the aggregate 338(h)(10) Taxes due on such Tax Returns (the "338(h)(10) Tax Schedule") at least 30 business days prior to the due date (including extensions thereof) for the filing of such Tax Returns for Parent's review, approval and consent, which shall not be unreasonably withheld or delayed. Company shall timely provide Seller (or Seller's representative) any information, and access to personnel (including officers, employees and agents) and other representatives responsible for preparing, maintaining and interpreting information and providing information or documents in connection with Tax matters of the Company reasonably requested by Seller (or Seller's representative) in order for Seller to prepare the 338(h)(10) Tax Schedule. Seller and Parent agree to consult and to attempt to resolve in good faith any disputes with respect to the 338(h)(10) Tax Schedule prior to the due date (including extensions thereof) for the filing of such Tax Returns on which the 338(h)(10) Taxes are owed. If Seller and Parent cannot agree on the amount of 338(h)(10) Taxes shown as due on the 338(h)(10) Tax Schedule at least 15 business days prior to the due date (including extensions thereof) for the filing of such Tax Returns, Parent and Seller shall refer the matter to the Accountants. Parent and Seller shall equally share the fees and expenses of the Accountants. Parent and Seller shall instruct the Accountants to render a determination with respect to the 338(h)(10) Tax dispute at least 5 business days prior to the due date (including extensions thereof) for the filing of such Tax Returns and such determination shall be final, conclusive, and binding on all parties to this Agreement. Parent and Seller agree to provide the Escrow Agent joint written instructions in accordance with the Escrow Agreement directing the Escrow Agent to pay the appropriate Taxing authority an amount equal to the 338(h)(10) Taxes (taking into account previous payments of estimated 338(h)(10) Taxes) (x) shown on the 338(h)(10) Tax Schedule if the matter was not referred to the Accountants and (y) in accordance with the Accountants' determination if the matter was referred to the Accountants.

          (f)    Each party agrees to give the other parties notice (within ten (10)) business days of their receipt of such notification) of the assertion of any claim, or the commencement of any suit, action, inquiry, proceeding (including any Tax audit), administrative or judicial appeal (collectively, a "Tax Contest") relating to or arising in connection with 338(h)(10) Taxes ("338(h)(10) Tax Contest"). Seller (or any entity affiliated with Seller, at Seller's request) shall, in its sole discretion, control and direct the conduct of any 338(h)(10) Tax Contest. Further, Seller (or any entity affiliated with Seller, at Seller's request) shall have authority and control over the investigation, prosecution, defense and appeal of any 338(h)(10) Tax Contest and may settle or compromise or consent to the entry of any judgment with respect to any such 338(h)(10) Tax Contest with the prior written consent of Parent, which shall not be unreasonably withheld or delayed, to the extent such settlement, compromise or consent to the entry of any judgment would affect Parent or Company. Notwithstanding the foregoing provisions of this Section 7.12(f), Seller shall (i) keep Parent informed of all 338(h))10) Tax Contest proceedings and (ii) provide Parent the opportunity to participate in the 338(h)(10) Contest, at Parent's expense. If a 338(h)(10) Tax Contest has the purpose or effect of redetermining the 338(h)(10) Taxes paid by the Seller pursuant to Sections 7.11(e) and 7.12 ("Redetermined 338(h)(10) Taxes"), then Seller shall deliver to Parent a revised Section 338(h)(10) Tax Schedule incorporating the effects of the 338(h)(10) Tax Contest within twenty (20) business days of such Tax Contest becoming final and (ii) if necessary, Seller shall timely pay the appropriate Taxing authority an amount equal to the difference between the Redetermined 338(h)(10) Taxes and the 338(h)(10) Taxes paid by the Seller pursuant to Sections 7.11(e) and 7.12.

          (g)   Parent covenants and agrees that for so long as Seller's indemnification obligations in this Agreement remain outstanding, neither it nor its Affiliates (including the Company and its Subsidiaries after the Closing Date) will intentionally take any action that would after reasonable investigation and inquiry be expected to affect the validity of the 338(h)(10) Election or otherwise take any action with the intention of increasing the 338(h)(10) Taxes. Parent and Seller agree that each will file, and will cause it Affiliates to file, all Tax Returns and any public filings consistent with the making of a valid Section 338(h)(10) election.

        7.12    Tax Matters.

          (a)   Seller shall prepare and file, or cause to be prepared and filed (i) Seller consolidated federal income Tax Returns for all Pre-Closing Periods or Straddle Periods in which Company and its Subsidiaries for any portion of such Periods are members of Seller's consolidated group (including reporting for all transactions contemplated herein) ("Federal Consolidated Tax Returns") (ii) Other 338(h)(10) Income Tax Returns (including reporting for all transactions contemplated herein) and (iii) Combined Pre-Closing Tax Returns. Seller shall include the income of the Company and each of its Subsidiaries (including any deferred items triggered into income by Treas. Reg. § 1.1502-13 and any excess loss account taken into income under Treas. Reg. § 1.1502-19) on its Federal Consolidated Tax Returns. Parent, Purchaser and the Company shall be responsible for and pay any Taxes attributable only to the income and expense of the Company and its Subsidiaries due with respect to such Federal Consolidated Tax Returns and any Taxes attributable only to the income and expense of the Company and its Subsidiaries on Other 338(h)(10) Income Tax Returns and Combined Pre-Closing Tax Returns, other than, in each case, the 338(h)(10) Taxes and Seller Other Taxes which will be paid by Seller in accordance with Section 7.12 (the "Company Taxes"). With respect to Federal Consolidated Tax Returns, Other 338(h)(10) Income Tax Returns, and Combined Pre-Closing Tax Returns, Seller shall be responsible for and pay any Seller Other Taxes. Parent, Purchaser and Company and its Subsidiaries shall have no liability for, and Seller shall be responsible for and pay, all (i) 338(h)(10) Taxes in accordance with the provisions of Section 7.11(a), (ii) liability under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law) attributable to members of Seller's consolidated, combined or unitary group other than the Company and its Subsidiaries, (iii) liability, excise tax or liens arising under ERISA (or any provisions of the Code relating to employee benefit plans) or any regulations issued thereunder (or any similar provisions of state, local or foreign law), in all cases attributable to members of Seller's controlled group (as defined under ERISA) other than liabilities attributable to the Company and its Subsidiaries, and (iv) Seller Other Taxes. The income and expense of the Company and its Subsidiaries shall be allocated between the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and its Subsidiaries as of the end of the Closing Date. Parent, Purchaser and Company shall timely provide the Seller (or Seller's representative) any information reasonably requested by Seller or Seller's representative in order for Seller or Seller's representative to prepare Federal Consolidated Tax Returns, Combined Pre-Closing Tax Returns and Other 338(h)(10) Income Tax Returns and calculate the Taxes due thereon.

          (b)   Seller shall provide to Parent an estimate of the Company Taxes due on Federal Consolidated Tax Returns Combined Pre-Closing Tax Returns and Other 338(h)(10) Income Tax Returns at least 10 business days prior to the Initial Tax Return Date. If Seller and Parent cannot agree on such estimate 7 business days prior to the Initial Tax Return Date, the matter shall be submitted to the Accountants who shall be instructed by Parent and Seller to render a decision on such estimate at least 3 business days prior to the Initial Tax Return Date, which shall be binding on the parties. Parent and Seller shall equally share the fees and expenses of the Accountants. An amount equal to the estimated Company Taxes (x) as agreed to by Parent and Seller if the matter was not referred to the Accountants and (y) in accordance with the Accountants' determination if the matter was referred to the Accountants shall be paid to the appropriate Taxing authority by the Initial Tax Return Date. Seller shall provide to Company reasonably satisfactory evidence of such payment, upon which Company shall pay Seller an amount equal to the estimated Company Taxes paid by Seller, provided that if such Taxes are not paid within (5) business days of such evidence, interest shall accrue on such amount due at a rate of 6% per annum.

          With respect to the Federal Consolidated Tax Returns, Combined Pre-Closing Tax Returns and Other 338(h)(10) Income Tax Returns, Seller shall provide Parent with (i) true, correct and complete copies of such Tax Returns and all workpapers and other documents reasonably necessary to verify that such Tax Returns are true, correct and complete, (ii) a schedule of the Company Taxes as derived from such Tax Returns (the "Company Tax Schedule") and (iii) the methodology used to determine the Company Taxes at least 30 business days prior to the due date (including extensions thereof) for the filing of such Tax Returns for Parent's review, approval and consent, which shall not be unreasonably withheld or delayed. Parent and Company shall timely provide the Seller (or Seller's representative) any information, and access to personnel (including officers, employees and agents) and other representatives responsible for preparing, maintaining and interpreting information and providing information or documents in connection with Tax matters of the Parent or Company reasonably requested by Seller (or Seller's representative) in order for Seller to prepare the Company Tax Schedule. Seller and Parent agree to consult and to attempt to resolve in good faith any disputes with respect to the Company Tax Schedule. If Seller and Parent cannot agree on the amount of Company Taxes shown as due on the Company Tax Schedule at least 15 business days prior to the due date (including extensions thereof) for the filing of Federal Consolidated Tax Returns and each Combined Pre-Closing Tax Return and Other 338(h)(10) Income Tax Return, Parent and Seller shall refer the matter to the Accountants. Parent and Seller shall equally share the fees and expenses of the Accountants. Parent and Seller shall instruct the Accountants to render a determination with respect to the Company Tax dispute at least 5 business days prior to the due date (including extensions thereof) for the filing of such Tax Returns and such determination shall be final, conclusive, and binding on all parties to this Agreement. An amount equal to the Company Taxes (taking into account previous payments of estimated Company Taxes) (x) shown on the Company Tax Schedule if the matter was not referred to the Accountants and (y) in accordance with the Accountants' determination if the matter was referred to the Accountants shall be paid by Seller at or prior to the due date (including extensions thereof) of the relevant Tax Return for payment of such Taxes to the appropriate Tax authority. Seller shall provide to Company reasonably satisfactory evidence of such payment, upon which Company shall pay Seller an amount equal to the Company Taxes paid by Seller; provided that if such Company Taxes are not paid within 5 business days of Seller providing such evidence, interest shall accrue on such amount due at a rate of 6% per annum. The Seller shall provide copies of the final filed Federal Consolidated Tax Returns, Combined Pre-Closing Tax Returns and Other 338(h)(10) Income Tax Returns to Parent. Neither Parent, Purchaser or Company, nor any entity affiliated with Parent, Purchaser or Company, shall file any Federal Consolidated Tax Returns, Combined Pre-Closing Tax Returns or Other 338(h)(10) Income Tax Returns for or on behalf of the Company and its Subsidiaries. The parties may file or request to be filed amended Federal Consolidated Tax Returns, Combined Pre-Closing Tax Returns and/or Other 338(h)(10) Income Tax Returns, only with the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

          (c)   The Company shall prepare and file, or cause to be prepared and filed, all Pre-Closing Tax Returns. The parties may file or request to be filed amended Pre-Closing Tax Returns, only with the prior written consent of the other party, which shall not be unreasonably withheld or delayed. The Company shall be responsible for and timely pay or cause to be paid all Taxes shown on such Pre-Closing Tax Returns (excluding 338(h)(10) Taxes and Seller Other Taxes, if any, on such Tax Returns).

          (d)   Parent or the Company shall prepare and file, or cause to be prepared and filed, all Post-Closing Tax Returns and all Straddle Returns. Parent and the Company agree to properly report income attributable to such periods (and income or other items attributable to transactions or events occurring on the Closing Date but after the Offeror accepts and pays for the shares of Company Stock in the Offer and such Tax Returns in accordance with the principles of Section 7.12(a). Parent or the Company shall be responsible for and timely pay or cause to be paid all Taxes shown on such Post-Closing Tax Returns and Straddle Returns (excluding 338(h)(10) Taxes and Seller Other Taxes, if any, on such Tax Returns).

          (e)   Any Tax Return which includes or is based on the operations, ownership, assets or activities of the Company and its Subsidiaries for any Pre-Closing Period and Straddle Period, to the extent the items reported on such Tax Return might reasonably be expected to increase any Tax liability of Seller shall be prepared in accordance with past Tax accounting practices and customs used by the Company and its Subsidiaries with respect to the Tax Returns in question (unless such past practices and customs are no longer permissible under applicable Tax law), and to the extent any items are not covered by past practices or custom (or in the event such past practices and custom are no longer permissible under applicable Tax law), in accordance with reasonable Tax accounting practices and customs selected by the party responsible for filing such Tax Return hereunder.

          (f)    Notwithstanding any provision to the contrary herein, Parent, Purchaser or the Company shall indemnify, defend and hold harmless Seller against all (i) Company Taxes, (ii) Taxes (excluding 338(h)(10) Taxes and Seller Other Taxes) with respect to Pre-Closing Tax Returns, Combined Pre-Closing Tax Returns, Straddle Returns and Post-Closing Tax Returns, (iii) any additional Tax (excluding 338(h)(10) Taxes and Seller Other Taxes) owed by Seller or any Affiliate resulting from any transaction not in the ordinary course of business entered into by Parent, the Company or their Affiliates on or after the Closing Date but after Offeror accepts and pays for the shares of Company stock in the Offer, and (iv) liability, excise tax or liens arising under ERISA (or any provisions of the Code relating to employee benefit plans) or any regulations issued thereunder (or any similar provisions of state, local or foreign law) in all cases attributable to the Company and its Subsidiaries. Notwithstanding any provision to the contrary herein, Seller shall indemnify, defend and hold harmless Parent, Purchaser and Company against all (i) 338(h)(10) Taxes in accordance with the provisions of Section 7.11(a), (ii) liability under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), in all cases attributable to members of Seller's consolidated, combined or unitary group other than the Company and its Subsidiaries by reason of Company and its Subsidiaries having been members of any consolidated, combined or unitary group that including Seller at any time on or prior to the Closing Date, and (iii) liability, excise tax or liens arising under ERISA (or any provisions of the Code relating to employee benefit plans) or any regulations issued thereunder (or any similar provisions of state, local or foreign law) in all cases attributable to members of Seller's controlled group (as defined under ERISA) other than liabilities attributable to the Company and its Subsidiaries, and (iv) Seller Other Taxes.

          (g)   Each party agrees to give the other parties notice (within ten (10) business days of their receipt of such notification) of a Tax Contest relating to or arising in connetion with any Seller Other Taxes (a "Seller Other Tax Contest"). Seller (or any entity affiliated with Seller, at Seller's request) shall, in its sole discretion, control and direct the conduct of any Seller Other Tax Contest. Further, Seller (or any entity affiliated with Seller, at Seller's request) shall have authority and control over the investigation, prosecution, defense and appeal of any Seller Other Tax Contest and may settle or compromise or consent to the entry of any judgment with respect to any such Seller Other Tax Contest with the prior written consent of Parent, which shall not be unreasonably withheld or delayed, to the extent such settlement, compromise or consent to the entry of any judgment would affect Parent or Company. Notwithstanding the foregoing provisions of this Section 7.12(g), Seller shall (i) keep Parent informed of all Seller Other Tax Contest proceedings and (ii) provide Parent the opportunity to participate in the Seller Other Contest, at Parent's expense. If a Seller Other Tax Contest has the purpose or effect of redetermining the Seller Other Taxes paid by the Seller pursuant to Section 7.12, then if necessary, Seller shall timely pay the appropriate Taxing authority an amount equal to the difference between the redetermined Seller Taxes and the Seller Taxes paid by the Seller pursuant to Section 7.12.

          (h)   Each party agrees to give the other parties notice (within ten (10) business days of their receipt of such notification) of a Tax Contest other than a 338(h)(10) Tax Contest and Seller Other Tax Contest relating to or arising in connection with Combined Pre-Closing Tax Returns, Pre-Closing Tax Returns, Post-Closing Tax Returns, Straddle Returns, Federal Consolidated Tax Returns and Other 338(h)(10) Income Tax Returns ("Other Tax Contests"). Parent (or the Company, at Parent's discretion) shall, in its sole discretion, control and direct the conduct of any Other Tax Contest. Further, Parent (or Company at Parent's discretion) shall have authority and control over the investigation, prosecution, defense and appeal of any Other Tax Contest and may settle or compromise or consent to the entry of any judgment with respect to any such Other Tax Contest with the prior written consent of Seller, which shall not be unreasonably withheld or delayed, to the extent such settlement, compromise or consent to the entry of any judgment would affect Seller. Notwithstanding the foregoing provisions of this Section 7.12(h), Parent shall (i) keep Seller informed of all Other Tax Contest proceedings and (ii) provide Seller the opportunity to participate in the Other Tax Contest, at Seller's own expense. If an Other Tax Contest has the purpose or effect of redetermining the Company Taxes paid pursuant to Sections 7.12(a) ("Redetermined Company Taxes"), then (i) Parent shall deliver to Seller a revised Company Tax Schedule incorporating the effects of the Other Tax Contest within twenty (20) business days of such Other Tax Contest becoming final and (ii) either Parent or Seller, as the case may be, shall make a payment to the other party equal to the difference between the Redetermined Company Taxes and the Company Taxes paid pursuant to Section 7.12(a) within twenty (20) business days of the Parent's delivery of the revised Company Tax Schedule.

          (i)    Seller, Parent, Purchaser, their respective Affiliates, and the Company shall cooperate (and cause their Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company and its Subsidiaries, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due, and (iii) Tax Contests. Each party shall (i) retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extensions thereof) of the Tax period to which such Tax Returns and other documents and information relate or until the final determination of any controversy with respect to such Tax period and until the final determination of any payments that may be required with respect to such Tax period under this Agreement and (ii) giving the other party reasonable written notice prior to transferring, destroying or discarding any such Tax Returns, records and documents and, if the other party so requests, Parent or Seller, as the case may be, shall allow the other party to take possession of such Tax Returns, records and documents. Each of the parties shall also make available to the other parties, as reasonably requested and available, personnel (including officers, employees and agents) responsible for preparing, maintaining and interpreting information and providing information or documents in connection with any Tax Contests.

          (j)    Any refunds or credits (including any interest thereon) of 338(h)(10) Taxes and Seller Other Taxes, paid by or on behalf of Seller, in each case, shall be for the account of the Seller, regardless of which party receives such refund or credit. Any refunds or credits (including any interest thereon) of (i) Company Taxes and (ii) Taxes with respect to Pre-Closing Tax Returns, Post-Closing Tax Returns or Straddle Returns paid by or on behalf of Parent, Purchaser or Company shall be for the account of Parent, regardless of which party receives such refund or credit. Each party agrees to give the other party notice (within ten (10) business days of their receipt of such notification from the Taxing authority) of a refund or credit that is for the account of the other party. Parent shall cause the Company to forward to Seller or to reimburse Seller for any such refunds or credits for the account of Seller within ten (10) business days from receipt thereof by any of Parent, any of its Affiliates or the Company. Seller shall forward to Parent or reimburse Parent for any refunds or credits for the account of Parent within ten (10) business days from receipt thereof by Seller. Any refunds or reimbursements not made within the ten (10) day business period specified above shall bear interest from the date received by the refunding or reimbursing party at the prime interest rate reported in the Wall Street Journal on the day of the Effective Time.

          (k)   The parties and their respective Affiliates shall, to the extent permitted by applicable law, treat any indemnification payments made pursuant to Sections 7.11 and 7.12 as adjustments to the aggregate price paid by the Offeror for any shares of Common Stock tendered in the Offer.

          (l)    Except as otherwise provided herein, from and after the Closing Date, the provisions of Sections 7.11 and 7.12 and the Guaranty Agreement shall be the exclusive agreement among the parties with respect to Tax matters, including indemnification for Tax matters.

        7.13    Seller's Deposit with Escrow Agent.

          (a)   Seller agrees to instruct Offeror and the Paying Agent (such instructions to be in form and substance reasonably satisfactory to Offeror (it being agreed that the form of instruction attached hereto as Exhibit G is satisfactory) and executed originals to be delivered to Paying Agent and Offeror contemporaneously with or prior to Offeror's delivery of the aggregate consideration for the shares to the Paying Agent) to deposit with the escrow agent Fifty Million Dollars ($50,000,000.00) out of the consideration payable to Seller at the time the Offeror accepts for payment and pays for the shares of Company Stock validly tendered and not validly withdrawn pursuant to the terms of the Offer. Such fifty million dollars shall be held pursuant to the terms of the Escrow Agreement.

          (b)   Concurrently with the delivery of the Stock Tender Agreement and Escrow Agreement pursuant to Section 9.1(g), Seller shall use commercially reasonable efforts to deliver a legal opinion to the Parent substantially in the form attached as Exhibit F to this Agreement and the Guaranty Agreement in the form attached as Exhibit E to this Agreement.

ARTICLE VIII
CONDITIONS TO THE MERGER

        8.1    Conditions.    The respective obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

          (a)    Stockholder Approval.    The stockholders of the Company shall have duly approved the transactions contemplated by this Agreement, if required by applicable law.

          (b)    Purchase of Common Shares.    Purchaser shall have accepted for payment and paid for Common Shares in an amount sufficient to meet the Minimum Condition and otherwise pursuant to the Offer in accordance with the terms hereof; provided, however, that this condition shall not be applicable to the obligation of Parent or Purchaser if the Company is in breach of this Agreement.

          (c)    Injunctions; Illegality.    The consummation of the Merger shall not be restrained, enjoined or prohibited by any Governmental Entity and there shall not have been any Law enacted, adopted or promulgated by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the purchase of Company Stock illegal.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

        9.1    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by Purchaser):

          (a)   by the mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

          (b)   by the Company if (i) Parent or Purchaser fails to commence the Offer as provided in Section 2.1 hereof on or before December 5, 2003, or (ii) Parent or Purchaser shall not have accepted for payment and paid for Common Shares pursuant to the Offer in accordance with the terms hereof and thereof on or before 90 calendar days after commencement of the Offer; provided, however, that the Company is not then in material breach of this Agreement;

          (c)   by Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms without any Common Shares being purchased thereunder; provided, however, that the party seeking termination is not then in material breach of this Agreement;

          (d)   by Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Common Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its Best Efforts to remove or lift such order, decree or ruling;

          (e)   by the Company if, prior to the acceptance for payment of Common Shares pursuant to the Offer, the Company Board approves a Superior Proposal and the Company has made full payment of any amounts set forth in Section 9.3;

          (f)    by Parent prior to the purchase of Common Shares pursuant to the Offer, if the Company Board shall have (i) withdrawn or modified (including by amendment of the Schedule 14D-9) in any manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement or the Merger, (ii) issued a Notice of Superior Proposal, or (iii) approved or recommended a Superior Proposal;

          (g)   by Parent in the event that Seller has not delivered duly executed copies of the (i) Stock Tender Agreement in the form of Exhibit C hereto, (ii) Escrow Agreement in the form of Exhibit D hereto, (iii) Guaranty Agreement in the form of Exhibit E hereto, and (iv) opinion of Fried Frank Harris Shriver & Jacobson or another law firm reasonably acceptable to Parent, substantially in the form of Exhibit F hereto, on or prior to the seventh calendar day following filing with the SEC of the Schedule TO (as described in Section 2.1.1).

          (h)   by (i) the Company if Parent at any time shall have failed to perform in any material respect or to comply in any material respect with any of its obligations, covenants or agreements under Section 6.5 of this Agreement; or (ii) by the Company, Parent or Purchaser if Parent is unable to (or notifies the Company that Parent will be unable to) fund the payment for any shares of Company Stock tendered pursuant to the Offer on the Expiration Date (as it may be extended pursuant to Section 2.1.2) subject only to the satisfaction of the conditions set forth in Appendix Ahereto.

        9.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of the last sentence of Section 7.3 and the provisions of this Section 9.2 and Section 9.3, which shall survive any such termination. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

        9.3    Fees and Expenses.

          (a)   Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses. Notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 9.1(e) or (f) prior to completion of the deliveries contemplated in Section 9.1(g) or terminated pursuant to Section 9.1(g), then the Company shall pay aggregate Expenses not exceeding Four Million Five Hundred Thousand Dollars ($4,500,000) or in the event this Agreement is terminated pursuant to Section 9.1(e) or 9.1(f) after completion of the deliveries contemplated by Section 9.1(g), then the Company shall pay aggregate Expenses not exceeding One Million Three Hundred Thousand Dollars ($1,300,000) (the "Expense Fee") (provided, that, in no event shall more than one Expense Fee be payable by the Company). Parent's "Expenses" shall mean all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with or in contemplation of the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of counsel, accountants, experts and consultants to Parent and financing commitment fees and expenses.

          (b)   In the event that this Agreement is terminated (i) by the Company pursuant to Section 9.1(e), or (ii) by Parent pursuant to Section 9.1(f) or 9.1(g), then the Company shall, within one business day after such termination, pay Parent an amount equal to Six Million Dollars ($6,000,000) (the "Termination Fee") (provided, that, in no event shall more than one Termination Fee be payable by the Company).

          (c)   In the event that the Company shall fail to pay the Termination Fee, it shall also pay Parent interest on such unpaid Termination Fee, commencing on the date the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank N.A. from time to time as such bank's base rate plus 200 basis points.

          (d)   In the event this Agreement is terminated by the Company, Parent or Purchaser pursuant to Section 9.1(h) and the failure of Parent or Purchaser to accept for payment and pay for the Company Shares is due solely to Parent or Purchaser being unable to fund its purchase of the Common Shares or Parent or Purchaser fails to comply with its covenants in Section 6.5, then Parent shall, within one business day after such termination, pay the Company an amount equal to Six Million Dollars ($6,000,000) and aggregate Company Expenses not exceeding One Million Three Hundred Thousand Dollars ($1,300,000). "Company Expenses" shall mean all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Company in connection with or in contemplation of the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of counsel, accountants, experts, investment bankers and consultants to the Company. The Company agrees that the payments contemplated by this Section 9.3(d) shall be the sole and exclusive remedy for the termination of this Agreement pursuant to Section 9.1(h) due solely to Parent or Purchaser being unable to fund its purchase of Common Shares and such payments are fair and adequate to compensate Company for any and all losses, expenses and damages that may result from such termination.

        9.4    Amendment.    This Agreement may be amended by the Company, Parent and Purchaser at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

        9.5    Extension; Waiver.    Parent and Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X
GENERAL PROVISIONS

        10.1    Nonsurvival of Representations and Warranties.    The representations and warranties contained in this Agreement (other than as to Seller's representations in Sections 5.1, 5.2, 5.3, or 5.4 or Parent's representations in Sections 6.1, 6.2, 6.3, or 6.4, which shall survive the Effective Time and until expiration of the statute of limitations applicable to the Federal Consolidated Tax Returns and Other 338(h)(10) Income Tax Returns) or in any exhibit, disclosure schedule, certificate or other instrument delivered pursuant to this Agreement shall not survive after the Effective Time or in any exhibit, disclosure schedule, certificate or other instrument delivered pursuant to this Agreement shall not survive after the Effective Time.

        10.2    Notices.    All notices and other communications required or permitted hereunder shall be in writing and delivered as follows:

  (a)
  If to Parent or Purchaser, to:

    EXCO Resources, Inc.
    6500 Greenville Ave., Suite 600
    Dallas, TX 75206
    Attn: Douglas H. Miller
    Fax No.: 214-368-2087

    With a copy to:

    Haynes and Boone, LLP
    2505 N. Plano Road, Suite 4000
    Richardson, TX 75082
    Attn: William L. Boeing
    Fax No.: 972-692-9053

  (b)
  If to the Company, to:

    North Coast Energy, Inc.
    1993 Case Parkway
    Twinsburg, OH 44087-2343
    Attn: Gordon O. Yonel
    Fax No.: (330) 405-3298

    With a copy to:

    North Coast Energy, Inc.
    1993 Case Parkway
    Twinsburg, OH 44087-2343

    Attn: Dean A. Swift
    Fax No.: (330) 405-3298

    With a copy to:

    Calfee, Halter & Griswold LLP
    800 Superior Avenue, Suite 1400
    Cleveland, OH 44114
    Attn: Michael D. Phillips
    Fax No.: (216) 241-0816

  (c)
  If to Seller, to:

    Nuon Energy & Water Investments, Inc.
    c/o n.v. Nuon
    Spaklerweg 20
    1096 BA Amsterdam
    The Netherlands
    Attn: Pieter Jobsis
    Fax No.: 011-31-20-597-4333

    With a copy to:

    Fried, Frank, Harris, Shriver & Jacobson
    1001 Pennsylvania Avenue, N.W., Suite 800
    Washington, DC 20004-2505
    Attn: Lawrence R. Bard
    Fax No.: (202) 639-7003

or to such other address as may have been designated in a prior notice. Notices sent by registered or certified mail, postage prepaid and with return receipt requested, shall be deemed to have been given two (2) business days after being mailed, and otherwise notices shall be deemed to have been given when received.

        10.3    Binding Effect.    Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise provided in this Agreement, nothing in this Agreement is intended or shall be construed to confer on any person other than the parties hereto any rights or benefits hereunder.

        10.4    Headings.    The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

        10.5    Appendices and Disclosure Schedules.    The Appendices, and Disclosure Schedules referred to in this Agreement shall be deemed to be an integral part of this Agreement as if fully rewritten herein. Cross references made on one Disclosure Schedule will be accepted as disclosures for purposes of all other identified Disclosure Schedules.

        10.6    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

        10.7    Governing Law.    This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts made, executed and to be fully performed in such state by citizens of such state, without regard to conflict of laws principles.

        10.8    Pronouns.    The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

        10.9    Time Periods.    Unless otherwise provided herein, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.

        10.10    No Strict Construction.    The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

        10.11    Entire Agreement.    This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement between the parties concerning the subject matter hereof. All negotiations between the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

        10.12    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

* * * * *

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written by their respective officers thereunto duly authorized.

PARENT:
EXCO RESOURCES, INC.
By:	/s/ T.W. EUBANK Name: T. W. Eubank Title: President
PURCHASER:
NCE ACQUISITION, INC.
By:	/s/ T.W. EUBANK Name: T.W. Eubank Title: President
COMPANY:
NORTH COAST ENERGY, INC.
By:	/s/ GORDON O. YONEL Name: Gordon O. Yonel Title: President and Chief Executive Officer

Solely for purposes of Article V, Sections 7.1.2, 7.1.3, 7.11, 7.12, 7.13 and Article X of this Agreement, NUON ENERGY & WATER INVESTMENTS, INC.

SELLER:
By:	/s/ G.P. JÖBSIS Name: G.P. Jöbsis Title: Chairman

Appendix A
Conditions to the Offer

        Notwithstanding any other provisions of the Offer, and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, Purchaser shall not be required to accept for payment or pay for any tendered Common Shares and may terminate or, subject to the terms of the Agreement, amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Common Shares which represents at least 90% of the total number of outstanding Common Shares on a fully diluted basis on the date immediately preceding the Expiration Date (the "Minimum Condition"), or (ii) at any time on or after the date hereof and prior to the time of acceptance for payment or payment for any Common Shares, any of the following events (each, an "Event") shall occur:

          (a)   there shall be any action taken or pending, or any statute, rule, regulation, judgment, decree, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any Governmental Entity, that seeks to make illegal, delay, make materially more costly or otherwise prohibit consummation of the Offer or the Merger or that is reasonably likely to result, directly or indirectly in any of the consequences referred to herein or that otherwise is likely to materially and adversely affect Parent or Purchaser or have a Material Adverse Effect; or

          (b)   the Company and Purchaser and Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms;

          (c)   if a representation and warranty qualified as to materiality shall not be true and correct as so qualified or any of the representations and warranties of the Company or Seller not so qualified shall not be true and correct (except where the failure would not have a Material Adverse Effect on the Company or Seller), as if such representations or warranty was made at the scheduled or extended expiration of the Offer (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date) except where the failure to be so true and correct would not have a Material Adverse Effect on the Company or Seller;

          (d)   the Company or Seller shall have failed to perform in any material respect or to comply in any material respect with any of its obligations, covenants or agreements under the Agreement to be performed by the Company or Seller at or prior to the consummation of the Offer which failure to perform or comply is not substantially cured within five (5) business days after Parent of Purchaser provides the Company with notice of such failure, where such failure to perform is reasonably subject to cure; or

          (e)   Seller shall have failed to deliver (i) a valid, binding and effective Escrow Agreement and Guaranty Agreement, (ii) an opinion substantially in the form of Exhibit F of Fried Frank Harris Shriver and Jacobson or other counsel reasonably acceptable to Parent, and (iii) irrevocable written instructions to the Paying Agent in the form of Exhibit G, directing delivery to Escrow Agent of $50,000,000 of Seller's share of the proceeds of the purchase of its Common Shares pursuant to the Offer, said cash to be held in escrow pursuant to the terms of the Escrow Agreement.

        The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph) are for the benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        The capitalized terms used in this Appendix A shall have the meanings set forth in the Agreement to which it is annexed.

EXHIBIT DESCRIPTION	EXHIBIT LOCATION
Exhibit A—Form of Option Surrender Agreement	Filed as Exhibit (d)(2) to the Schedule TO.
Exhibit B—Form of Warrant Relinquishment and Release Agreement	Filed as Exhibit (d)(3) to the Schedule TO.
Exhibit C—Form of Stock Tender Agreement	Filed as Exhibit (d)(4) to the Schedule TO.
Exhibit D—Form of Escrow Agreement	Filed as Exhibit (d)(6) to the Schedule TO.
Exhibit E—Form of Unconditional Guaranty Agreement	Filed as Exhibit (d)(5) to the Schedule TO.
Exhibit G—Form of Irrevocable Instruction of Seller to Paying Agent	Filed as Exhibit (d)(7) to the Schedule TO.

Exhibit F

December            , 2003

EXCO Resources, Inc.
6500 Greenville Avenue
Suite 600
Dallas, Texas 75206

  RE:
  Agreement and Plan of Merger and Related Transactions

Ladies and Gentlemen:

        We have acted as U.S. counsel for Nuon Energy & Water Investments, Inc., a Delaware corporation (the "Company"), in connection with (i) the Agreement and Plan of Merger by and among EXCO Resources, Inc. (the "Parent"), NCE Acquisition, Inc. (the "Purchaser"), North Coast Energy, Inc., and, solely with respect to Article V, Sections 7.1.2, 7.1.3, 7.11, 7.12, 7.13 and Article X thereof, the Company, dated November 26, 2003, as amended and restated on December 4, 2003 (the "Merger Agreement"), (ii) the Stock Tender Agreement by and among the Company, the Parent and the Purchaser, dated November    , 2003 (the "Stock Tender Agreement"), and (iii) the Escrow Agreement by and among the Company, the Parent and Citibank, N.A., dated November    , 2003 (the "Escrow Agreement"). All capitalized terms used herein that are defined in, or by reference in, the Documents have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

        In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

          (a)   an executed copy of the Merger Agreement;

          (b)   an executed copy of the Stock Tender Agreement;

          (c)   an executed copy of the Escrow Agreement;

          (d)   an executed copy of the Officer's Certificate, dated of even date herewith, delivered by certain officers of the Company to us in connection with this opinion; and

          (e)   a Certificate of Good Standing for the Company, dated December    , 2003, issued by the Secretary of State of the State of Delaware.

The documents referred to in items (a) through (c) above, inclusive, are referred to herein collectively as the "Documents."

        In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein. Insofar as statements herein are based upon our knowledge, such phrase means and is limited to the conscious awareness of facts or other information by lawyers in this firm who gave substantive attention to representation of the Company in connection with the Documents.

        To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Documents (other than the Company) have the power and authority to enter into and perform the Documents and to consummate the transactions contemplated thereby, that the Documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of such parties enforceable against such parties in accordance with their terms, and that such parties will comply with all of their obligations under the Documents and all laws applicable thereto.

        Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in reliance to the extent hereinafter stated upon the opinions of other counsel referred to herein, we are of the opinion that:

          1.     The Company is a corporation validly existing and in good standing under the laws of the state of Delaware.

          2.     The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Documents.

          3.     The Company has taken all necessary corporate action to authorize the execution, delivery and performance of its obligations under the Documents and has duly executed and delivered the Documents.

          4.     The execution and delivery by the Company of the Documents and the performance by the Company of its obligations thereunder do not violate any present law, or present regulation of any governmental agency or authority, of the State of New York or the United States of America or the State of Delaware under the Delaware General Corporation Law known by us to be applicable to the Company or its property.

          5.     The Documents are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth above are limited to items or matters expressed therein and subject to the following qualifications:

          A.    We express no opinion as to:

            (i)    the validity, binding effect or enforceability of any provision of the Documents relating to indemnification, contribution or exculpation (I) in connection with violations of any applicable laws, statutory duties or public policy, or (II) in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution, or (III) under circumstances involving the negligence of the indemnified or exculpated party or the party receiving contribution in which a court might determine the provision to be unfair or insufficiently explicit; (ii) the validity, binding effect or enforceability of any provision of the Documents related to (I) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, or (II) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York; (iii) the enforceability of any provision of the Documents specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of the Documents;

    and (iv) the applicability, inapplicability, or effect of any (I) U.S. federal, state, local and foreign tax laws or any matters or elections thereunder, or (II) U.S. federal or state antitrust or competition laws, including, but not limited to the Hart Scott Rodino Anti-Trust Improvements Act of 1976, as amended, or foreign antitrust or competition laws or any matters thereunder.

          B.    Our opinions are subject to:

            (i)    applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors' rights and remedies generally; and (ii) general principles of equity, including, without limitation standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

          C.    With respect to the opinion expressed in paragraph 1 above, we have relied solely upon a certificate or certificates of public officials of the State of Delaware and our opinion as to the good standing of the Company is expressed as of the date set forth on such certificates and not as of the date hereof.

          D.    With respect to our opinions in paragraph 5 with respect to the Stock Tender Agreement:

            (i)    our opinions are limited to the laws of the State of New York as they exist on the date hereof (as if the parties to the Stock Tender Agreement had chosen the laws of the State of New York as the governing law); (ii) we do not opine as to the applicability or effect of the laws of any other jurisdiction including, without limitation, the laws of The Netherlands and any laws of the State of Delaware other than the General Corporation Law; (iii) we express no opinion as to the effect, if any, of the unenforceability of any provision of the Merger Agreement; and (iv) our opinion does not address the compliance by any person with any fiduciary duty that may be applicable in connection with the transactions contemplated by the Merger Agreement or the Stock Tender Agreement.

        The opinions expressed herein are limited to the laws of the United States of America and the laws of the State of New York and, to the extent relevant, the General Corporation Law of the State of Delaware, each as currently in effect, and subject to the limitations set forth in clause (iv) of paragraph A. herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason.

        The opinions expressed herein are solely for your benefit in connection with the Documents and may not be relied on in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without our prior written consent.

Very truly yours,
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
By:
Lawrence R. Bard

QuickLinks

  Exhibit (d)(1)
TABLE OF CONTENTS
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
ARTICLE I DEFINITIONS
ARTICLE II THE OFFER
ARTICLE III THE MERGER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
ARTICLE VII COVENANTS AND AGREEMENTS
ARTICLE VIII CONDITIONS TO THE MERGER
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER
ARTICLE X GENERAL PROVISIONS
Appendix A Conditions to the Offer
Exhibit F